UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DSG GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	7373	26-1134956
(State of	(Primary Standard Industrial	(IRS Employer
Incorporation)	Classification Number)	Identification Number)

214 - 5455 152nd Street

Surrey, British Columbia V3S 5A5, Canada

(604) 575-3848

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	50,000,000	$0.0 017	$85 ,000	$9.85

(1)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Based on the lowest traded price of the Company’s common stock during the five (5) consecutive trading day period immediately preceding the filing of this Registration Statement of $0.0 017 . The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by .0001159, pursuant to Section 6(b) of the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER____, 2017

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DSG Global, Inc.

50,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 50,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated July 27, 2017. If issued presently, the 50,000,000 of common stock registered for resale by GHS would represent 28.85 % of our issued and outstanding shares of common stock as of January 9, 2018 .

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the five (5) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “DSGT”. On January 9, 2018 , the last reported sale price for our common stock was $0.0 02 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2017.

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Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “DSG Global” the “Company,” “we,” “us,” and “our” refer to DSG Global, Inc., a Nevada corporation.

Item 3. SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Company Organization

Boreal Productions Inc. (the Company) was incorporated under the laws of the State of Nevada on September 24, 2007. Andrea Fehsenfeld was then appointed sole officer and director. The Company was formed to option feature films and TV projects and then package them to sell at a profit to various studios and production companies.

At that time the board of directors voted to seek capital and begin development of our business plan. We received our initial funding of $9,000 through the sale of common stock to Ms. Fehsenfeld who purchased 3,000,000 shares of common stock at $0.003 per share and $45,000 from the sale of 3,000,000 shares of common stock issued to 30 un-affiliated investors at $0.015 per share. On June 11, 2008, we effected a five for one forward stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 to 375,000,000 shares of common stock and our outstanding share capital increased from 6,000,000 shares of common stock to 30,000,000 shares of common stock.

We have not achieved revenues and have accrued a Net Loss of $153,964 since inception through May 6, 2015, the date of the reverse merger. We have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. To date we have been unable to raise sufficient capital to finance the production of any film or television production and, consequently, our management has sought alternative strategies, such as business combinations or acquisitions, to create value for our shareholders.

On April 13, 2015, we entered into a share exchange agreement with DSG TAG and the shareholders of DSG TAG who become parties to the share exchange agreement. Pursuant to the terms of the share exchange agreement, we agreed to acquire not less than 75% and up to 100% of the issued and outstanding shares of DSG TAG’s common stock in exchange for the issuance by our company of up to 20,000,000 shares of our common stock to the shareholders of DSG TAG on the basis of one of our common shares for 5.4935 common shares of DSG TAG.

Previously, in anticipation of the share exchange agreement with DSG TAG, we undertook to change our name and effect a reverse stock split of our authorized and issued common stock. Accordingly, on January 19, 2015, our board of directors approved an agreement and plan of merger to merge with our wholly-owned subsidiary DSG Global Inc., a Nevada corporation, to effect a name change from Boreal Productions Inc. to DSG Global Inc. Our company remains the surviving company. DSG Global Inc. was formed solely for the change of name.

Also on January 19, 2015, our company’s board of directors approved a resolution to effect a reverse stock split of our authorized and issued and outstanding shares of common stock on a three (3) old for one (1) new basis. Upon effect of the reverse split, our authorized capital will decrease from 375,000,000 shares of common stock to 125,000,000 shares of common stock and correspondingly, our issued and outstanding shares of common stock will decrease from 30,000,000 to 10,000,000 shares of common stock, all with a par value of $0.001.

Articles of Merger to effect the merger and change of name and a Certificate of Change to effect the reverse stock split were filed with the Nevada Secretary of State on January 22, 2015, with an effective date of February 2, 2015. The name change and forward split were reviewed by the Financial Industry Regulatory Authority (FINRA) were approved for filing with an effective date of February 23, 2015.

The name change became effective with the Over-the-Counter Bulletin Board and OTC Markets quotation system at the opening of trading on February 23, 2015 under the symbol “BRPOD”. Effective March 19, 2015 our stock symbol changed to “DSGT”. Our new CUSIP number following the symbol change is 23340C104. The first trade of our common shares occurred on March 25, 2015.

On May 6, 2015, we completed the acquisition of approximately 75% (82,435,748 common shares) of the issued and outstanding common shares of DSG TAG Systems as contemplated by the share exchange agreement by issuing 15,185,875 shares of our common stock to shareholders of DSG TAG Systems who became parties to the agreement. In addition, concurrent with the closing of the share exchange agreement, we issued an additional 179,823 shares of our common stock to Westergaard Holdings Ltd. in partial settlement of accrued interest on outstanding indebtedness of DSG TAG Systems.

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Following the initial closing of the share exchange agreement and through October 22, 2015, we acquired an additional 101,200 shares of common stock of DSG TAG Systems from shareholders who became parties to the share exchange agreement, and issued to these shareholders an aggregate of 18,422 shares of our common stock. Following completion of these additional purchases, DSG Global owns approximately 100% of the issued and outstanding shares of common stock of DSG TAG Systems. An aggregate of 4,229,384 shares of Series A Convertible Preferred Stock of DSG TAG Systems continues to be held by Westergaard Holdings Ltd., an affiliate of Keith Westergaard, a member of our board of directors.

The reverse acquisition was accounted for as a recapitalization effected by a share exchange, wherein DSG TAG Systems is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. We adopted the business and operations of DSG TAG Systems upon the closing of the share exchange agreement.

Our principal executive office is located at 214 - 5455 152nd Street, Surrey, BC, V3S 5A5 Canada. The telephone number at our principal executive office is 1 (877) 589 - 8806. The Company’s stock symbol is DSGT

Our Business

Subsequent to the closing of the share exchange agreement with DSG Tag Systems, Inc. (“DSG TAG”), we have adopted the business and operations of DSG TAG.

DSG TAG was incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd. in the United Kingdom (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

When used the terms “Company,” “we,” “our,” “us,” “DSG,” or “DSG TAG,” means DSG Global, Inc. and its subsidiary DSG Tag Systems, Inc. and its wholly-owned subsidiary DSG Tag Systems International, Ltd.

DSG Global Inc. (“DSG”) is a technology development company based in Surrey, British Columbia, Canada, engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry, as well as commercial, government and military applications. Its principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services. The company was founded by a group of individuals who have dedicated their careers to fleet management technologies and have been at the forefront of the industry’s most innovative developments. The company has developed the TAG suite of products that represents a major breakthrough as the first completely modular fleet management solution for the golf industry. The Executive Team has over 50 years’ combined experience in the design and manufacture of wireless, GPS, and fleet tracking solutions. The TAG suite of products is currently sold and installed around the world in golf facilities and commercial applications through a network of established distributors and partnerships with some of the most notable brands in fleet and equipment manufacture.

The company specializes in the vehicle fleet management industry. DSG stands for “Digital Security Guard” which is the company’s primary value statement giving fleet operator’s new capabilities to track and control their vehicles. The company has developed a proprietary combination of hardware and software that is marketed around the world as the TAG System. The company has primarily focused on the golf industry where the TAG System is deployed to help golf course operators manage their fleet of golf carts, turf equipment, and utility vehicles. DSG is now a leader in the category of Fleet Management in the golf industry and was awarded “Best Technology of the Year” by Boardroom magazine the publication of the National Golf Course Owners Association in 2010. To date the TAG is installed on over 8,000 vehicles and the company has monitored over 6,000,000 rounds.

The TAG system fills a void in the marketplace by offering a modular structure which allows the customer to customize their system depending on desired functionality and budget constraints. In addition to the core TAG vehicle control functionality which can operate independently, DSG has two golfer information display systems; the alphanumeric TEXT and high definition TOUCH providing the operator two options which is unique in the industry.

The market for the TAG System is the 40,000 golf operations worldwide. While the golf industry is still the primary sales and marketing focus, the company has completed several successful pilots of the TAG in other vertical markets such as agriculture, and commercial fleet deployments. With appropriate resources in place the company will implement a sales and marketing strategy expanding into these markets.

We have a direct sales force in North America, which comprises the most significant portion of the golf fleet market, and have developed key relationships with distributors and golf equipment manufacturers such as E-Z-GO, Yamaha and Ransomes Jacobsen to help drive sales for the North American and worldwide markets.

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Products and Services

Technology Overview

DSG produces a “modular” suite of products to provide fleet management solution for any vehicle required for a golf operation, and provides two golfer information display options to meet the operators budget requirements. DSG believes that it is currently the only company in the golf fleet management industry with these capabilities.

The DSG TAG System is designed from the ground up to be a golf/turf vehicle fleet management system. Its main function is addressing the golf course operator needs. While employing same core technology (cellular wireless and GPS) as traditional commercial vehicle fleet management systems, DSG has created patent pending solutions to adapt it to the very specific requirements of the golf environment. Compared to mainstream fleet tracking products, DSG collects 10 to 50 times more data points per MB (megabyte) of cellular data due to its proprietary data collection and compression algorithms. Also the relative positioning accuracy is improved by almost one order of magnitude by the use of application-specific geo-data validation and correction methods.

DSG’s proprietary methods make it possible to offer a solution suitable for use on golf courses at a price low enough to be affordable in the industry. Every system component incorporates state-of-the-art technology (server, mobile trackers, display). In developing its products DSG TAG Systems has adopted an application oriented approach placing the most emphasis (and research & development) on server and end-user software by taking advantage of the commodity level reached by mainstream technologies such as Global Positioning (GPS) and M2M (Machine to Machine) Cellular Data in the wider context of Commercial Fleet Management.

DSG leveraged the existence of an abundance of very cost effective telematics solutions by selecting an “off-the-shelf” hardware platform that meets all the main performance and environmental requirements for operation in the harsh, outdoor golf course environment. While removing all risk and cost associated with developing a proprietary hardware platform, DSG has maintained the unique nature of its hardware solution by developing a set of proprietary adapters and interfaces specifically for the golf application.

DSG has secured an exclusive supply agreement with the third-party hardware manufacturers for the vertical of golf industry. Additionally, DSG owns the design of all proprietary adapters and interfaces. This removes the risk of a potential competitor utilizing the same hardware platform. Competitors could attempt to reverse engineer or copycat the TAG technology and equipment. This risk factor is mitigated by the fact that our product does not rely on a particular technology or hardware platform to be successful but on a very specific vertical software application that is far more difficult to copy (and respectively easier to protect).

The application software contains patent features implemented in every core component of the system. The TAG device runs DSG proprietary firmware incorporating unique data collection and compression algorithms. The web server software which powers the end-user application is also proprietary and incorporates the industry knowledge accumulated through the over 70 years of collective experience of the DSG team.

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This approach has given the product line a high level of endurance against technology obsolescence. At any point in time, if a hardware component is discontinued or a better/less expensive hardware platform becomes available, the software application can be easily adapted to operate on the new platform or with the new component. The company benefits from the constant increase of performance and cost reduction of mainstream hardware technology without any additional cost.

The web-based Software-as-a-Service (SaaS) model used by DSG TAG System is optimal for low operating and support costs and rapid-cycle release for software updates. It is also a major factor in eliminating or substantially reducing the need for any end-user premises equipment. Customers have access to the service through any internet connected computer or mobile device, there is no need for a local wireless network on the facility and installation time and cost are minimal.

DSG is positioned to take advantage of mainstream technology and utilize “best of breed” hardware platforms to create new generations of products. Our software is designed to be “portable” to future new platforms with better GPS and wireless technology in order to maintain the Company competitive edge.

All new product development effort of DSG is following the same model: select the best of breed third-party hardware platform, design and produce custom proprietary accessories while focusing the bulk of the development efforts on vertical software application to address a very specific set of end-customer needs.

The latest addition to the TAG family of products, the TAG TOUCH is a perfect example of this development philosophy in action: the main component is a last-generation Android tablet PC wrapped in a custom designed outdoor enclosure containing the power supply and interface components required for the golf environment. The software application is taking advantage of all the advanced high resolution graphics, touch user interface and computing power of the Android OS delivering a vastly superior user experience compared to competitive systems. The time to market for this product was 30% of how long it took to develop and launch this type of products in the past.

The TAG Control Unit

The company’s flagship product is the TAG Control unit. The TAG can operate as a “stand alone” unit or with one of two displays; the TEXT alphanumeric display or the TOUCH high definition “touch activated” screen. The TAG is GPS enabled and communicates with the TAG software using cellular GSM networks. Utilizing the cellular networks rather than erecting a local Wi-Fi network assures carrier grade uptime, and vehicle tracking “off- property”. GSM is the de facto global standard for mobile communications.

The TAG unit itself is discreetly installed usually in the nose of the vehicle to give the GPS clear line of site. It is then connected to the vehicle battery and ignition. The property is then mapped using the latest satellite imagery that is graphically enhanced and loaded into the TAG System as a map.

Once installed the vehicle owner utilizes the TAG software to locate the vehicle in real time using any computer, smartphone, or tablet that has an internet connection and perform various management operations.

The operator can use the geo-fencing capabilities to create “zones” on the property where they can control the vehicles behavior such as shutting down a vehicle that is entering a sensitive or dangerous area. The TAG System also monitors the strength of the vehicle’s battery helping to prevent sending out vehicles undercharged batteries which can be an inconvenience for the course and negatively impact the golfer experience.

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Features and Benefits

●	Internal battery utilizing Smart Power technology which charges the battery only when the vehicle is running (gas) or being charged (electric)

●	Pace of Play management and reporting which is a critical statistic for the golf operator

●	No software to install

●	Web based access on any computer, smartphone, or tablet

●	Set up restricted zones to protect property, vehicles, and customers

●	Real time tracking both on and off property (using Street Maps)

●	Email alerts of zone activity

●	Cart lockdown

●	Detailed usage reporting for improved maintenance, proper vehicle rotation, and staff efficiency

●	Geo fencing security features

●	Ability to enforce cart path rules which is key to protecting course on wet weather days

●	Modular system allows for hardware and feature options to fit any budget or operations

TEXT Display

The TEXT is paired with the TAG Control unit as DSG’s entry level display system for operators who desire to provide basic hole distance information and messaging to the golf customer. The TEXT is a very cost effective solution for operators who desire to give their customers GPS services with the benefits of a Fleet Management back end. The TEXT can be mounted on the steering column or the dash depending on the customer’s preference.

DSG’s entry level alphanumeric golf informations display

Features and benefits

●	Hole information display

●	Yardage displays for front, middle, back locations of the pin

●	Messaging capabilities – to individual carts or fleet broadcast

●	Zone violation warnings

●	Pace of Play notifications

●	Smart battery technology to prevent power drain

●	Versatile mounting option

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TOUCH Display

The TOUCH is a solution for operators who desire to provide a high level visual information experience to their customers. The TOUCH is a high definition “Touch” activated display screen mounted in the golf cart integrated with the TAG Control unit to provide a full back/front end Fleet Management solution. The TOUCH displays hole graphics, yardage, and detailed course information to the golfer and provides interactive features such as Food and Beverage ordering and scorekeeping.

The industry leading Touch HD – the most sophisticated display in the market.

Features and Benefits

●	Integrated Food and Beverage ordering

●	Pro Tips

●	Flyover capability

●	Daily pin placement display

●	Interactive Scorecard with email capability

●	Multiple language choices

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●	No power drain with Smart Battery technology

●	Full broadcast messaging capabilities

●	Pace of Play display

●	Vivid hole graphics

●	Option of steering or roof mount

●	Generate advertising revenue and market additional services

Advertising Platform

A unique feature of the TOUCH system is the advertising display capability. This can be used by the operator for internal promotion of services or for generating revenue by selling the ad real estate since the golf demographic is very desirable to advertisers. The TOUCH displays banner, panel, full page, pro tip, and Green view ads. There is also ad real estate on the interactive feature screens for Food and Beverage ordering and the scorecard. The Touch System can also display animated GIF files or play video for added impact.

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Advertising displayed in multiple formats including animated GIF and video

DSG has developed proprietary “Ad Manager” software which is used to place and change the ads on the system(s) from a central NOC (Network Operations Center) in real time. The Ad Manager can deploy to a single system or multiple systems. This creates a network of screens that is also very desirable to advertisers as ad content can be deployed locally, regionally, or nationally. The advertising platform is an important part of the company’s future marketing and sales strategy.

DSG R3 Advertising Platform

The DSG R3 program delivers advance ROI (Revenue Optimization Intelligence). Utilizing all streams of advertising delivery, such as automated, direct, and self-serve. The R3 program has the ability to deliver relevant advertising to golfers the moment they sit in the cart. The R3 model is more effective than the previous advertising model of ‘One to One’, these are local ads only sold through direct sales by courses, or 3 rd party advertising sales firms. The new R3 model offers ‘Many to one’ advertising options, delivering thousands of national, regional, and local advertisers an opportunity to advertise on our screens through our R3 Marketplace.

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Previous ‘One to One’ model vs the new R3 model ‘Many to One’

TAG TURF/ECO TAG

The TAG Turf and the new ECO TAG were developed to give course operators the same back end management features for their turf equipment and utility vehicles. Turf equipment is expensive and a single piece can run over $100,000 and represents a large portion of a golf course operating budget. The TAG Turf and ECO TAG have comprehensive reporting that the operator can utilize to implement programs that can increase efficiencies, reduce labor costs, help lower idle times, provide fuel consumption and equipment performance, provide historical data on cutting patterns, and reduce pollution from emissions by monitoring idle times. Since the golf course needs to be maintained regardless of volume these cost saving measures directly impact the operator’s bottom line.

Features and Benefits

●	Can be installed on any turf, utility, or service vehicle

●	Work activity tracking and management

●	Work breakdown and analysis per area, work group, activity type or specific vehicle

●	Vehicle idling alerts

●	Zone entry alerts

●	Detailed travel (cutting patterns) history

●	Detailed usage reports with mileage and hours

●	Protection for ecological areas through geo fencing

●	Vehicle lock down and ‘off property’ locating features

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The TAG Turf provides detailed trail history and cutting patterns

Revenue Model

DSG derives revenue from four different sources.

Systems Sales Revenue , which consists of the sales price paid by those customers who purchase our TAG system hardware.

Monthly Service Fees are paid by all customers for the wireless data fee charges required to operate the GPS tracking on the TAG systems.

Monthly Rental Fees are paid by those customers that rent the TAG system hardware. The amount of a customer’s monthly payment varies based on the type of equipment rented (a TAG, a TAG and TEXT, or a TAG and TOUCH).

Advertising Revenue is a source of revenue that has not been taken full advantage of. We believe it has the potential to be strategic for us in the future. Currently, courses can deliver their own advertising to our TOUCH units and soon we’ll be introducing our R3 program which automates the delivery of advertising.

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	123,304,115

Shares being offered:	50,000,000

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	DSGT

Risk Factors:	See “Risk Factors” beginning on page 15 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

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Financial Summary

The tables and information below are derived from our consolidated financial statements for the nine months ended September 30, 2017 and the 12 months ended December 31, 2016. Our total stockholder’s deficit as of September 30, 2017 was $ 12,224,037 . Our total stockholder’s deficit as of December 31, 2016 was $10,803,421. As of September 30, 2017, we had $ 8,968 of cash on hand.

	Nine Months Ended September 30, 2017	Year End December 31, 2016

Cash	8,968	$-
Total Assets	240,974	290,771
Total Liabilities	12,465,011	11,094,192
Total Stockholder’s Equity (Deficit)	(12,224,037)	(10,803,421)

Statement of Operations

	Nine Months Ended September 30, 2017	Year End December 31, 2016

Revenue	975,623	1,169,936
Total Expenses	1,905,902	2,342,035
Net Loss for the Period	(1,256,796)	(1,685,737)
Net Loss per Share	(0.0 5)	(0.076)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

RISKS RELATED TO OUR COMPANY

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

DSG Global has a relatively limited operating history. Our limited operating history and the unpredictability of the wealth management industry make it difficult for investors to evaluate our business. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in rapidly evolving markets.

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We will need additional financing to implement our business plan.

The Company will need additional financing to fully implement its business plan in a manner that not only continues to expand an already established direct-to-consumer approach, but also allows the Company to establish a stronger brand name in all the areas in which it operates. In particular, the Company will need additional financing to:

●	Effectuate its business plan and further develop its product and service lines;
●	Expand its facilities, human resources, and infrastructure; and
●	Increase its marketing efforts and lead generation.

There are no assurances that additional financing will be available on favorable terms, or at all. If additional financing is not available, the Company will need to reduce, defer or cancel development programs, planned initiatives and overhead expenditures. The failure to adequately fund its capital requirements could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, the sale of additional equity securities to raise financing will result in additional dilution to the Company’s stockholders, and incurring additional indebtedness could involve the imposition of covenants that restrict the Company’s operations.

Our products and services are subject to changes in applicable laws and regulations.

The Company’s business is particularly subject to changing federal and state laws and regulations related to the provision of financial services to consumers. The Company’s continued success depends in part on its ability to anticipate and respond to these changes, and the Company may not be able to respond in a timely or commercially appropriate manner. If the Company fails to adjust its products and services in response to changing legal and/or regulatory requirements, the ability to deliver its products and services may be hindered, which in turn could have an adverse effect on the Company’s business, financial condition and results of operations.

We may continue to encounter substantial competition in our business.

The Company believes that existing and new competitors will continue to improve their products and services, as well as introduce new products and services with competitive price and performance characteristics. The Company expects that it must continue to innovate, and to invest in product development and productivity improvements, to compete effectively in the several markets in which the Company participates. The Company’s competitors could develop a more efficient product or service or undertake more aggressive and costly marketing campaigns than those implemented by the Company, which could adversely affect the Company’s marketing strategies and have an adverse effect on the Company’s business, financial condition and results of operations.

Important factors affecting the Company’s current ability to compete successfully include:

●	lead generation and marketing costs;
●	service delivery protocols;
●	branded name advertising; and
●	product and service pricing.

In periods of reduced demand for the Company’s products and services, the Company can either choose to maintain market share by reducing product and service pricing to meet the competition, or maintain its product and service pricing, which would likely sacrifice market share. Sales and overall profitability may be reduced in either case. In addition, there can be no assurance that additional competitors will not enter the Company’s existing markets, or that the Company will be able to continue to compete successfully against its competition.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers. If one or more of the Company’s senior executives or other key personnel are unable or unwilling to continue in their present positions, the Company may not be able to replace them easily or at all, and the Company’s business may be disrupted. Competition for senior management personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or attract and retain high-quality senior executives in the future. Such failure could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may never pay dividends to our common stockholders.

The Company currently intends to retain its future earnings to support operations and to finance expansion; accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future.

The declaration, payment and amount of any future dividends on common stock will be at the discretion of the Company’s Board of Directors, and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness and other considerations the Board of Directors considers relevant. There is no assurance that future dividends will be paid on common stock or, if dividends are paid, the amount thereof.

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Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Our common stock is subject to price volatility unrelated to our operations.

The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of the Company’s ability to achieve its planned growth, operating results of the Company and of other companies in the same industry, trading volume in the Company’s common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company or its competitors.

Our common stock is classified as a “penny stock.”

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that the Company’s common stock will be considered to be a penny stock for the immediately foreseeable future.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the investor, make a reasonable determination that transactions in penny stocks are suitable for that person, and make a reasonable determination that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also provide disclosure to its customers, prior to executing trades, about the risks of investing in penny stocks in both public offerings and in secondary trading, the commissions payable to both the broker-dealer and the registered representative, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Because of these regulations, broker-dealers may not wish to furnish the necessary paperwork and disclosures and/or may encounter difficulties in their attempt to buy or sell shares of the Company’s common stock, which may in turn affect the ability of Company stockholders to sell their shares.

Accordingly, the penny stock classification adversely affects any market liquidity for the Company’s common stock, and subjects the shares to certain risks associated with trading in penny stocks. These risks include difficulty for investors in purchasing or disposing of shares, difficulty in obtaining accurate bid and ask quotations, difficulty in establishing the market value of the shares, and a lack of securities analyst coverage.

Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our company.

In addition to other information in this current report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

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We have limited revenues from operations. We have yet to generate positive earnings and there can be no assurance we will ever operate profitably. Our company has a limited operating history and has yet to launch its first commercial product. The success of our company is significantly dependent on uncertain events, with respect to supply chain, system development, and operation of the system on the scale we currently envision. If our business plan is not successful and we are not able to operate profitably, our stock may become worthless and investors may lose all of their investment in our Company. Should any of the following material risks occur, our business may experience catastrophic and unrecoverable losses, as said risks may harm our current business operations, as well as any future results of operations, resulting in the trading price of our common stock declining and a partial or complete loss of your investment. It is important to note these risks are not the only ones we face. Additional risks not presently known or that we currently consider to be immaterial may also impair our business operations and trading price of our common stock.

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to deliver quality risk management and custom app development services. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses that will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

We have limited operating capital and we may have to seek additional financing.

If we are unable to fund our operations and, therefore, not be able to sustain future operations or support the manufacturing of additional systems, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

We cannot assure anyone with any degree of certainty that any necessary additional financing will be available on terms favorable to us, now or at any point in the future. It may be a significant challenge to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders; and if we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

If we and our suppliers cannot obtain financing under favorable terms, and our clients are not able to receive the requisite guarantees for payment to us, our business may be negatively impacted.

Markets for stock are highly volatile.

As a result of market volatility in the U.S. and in international stock markets since 2008, a high degree of uncertainty has been seen in the markets, which may result in an increase in the return required by investors, with respect to their expectations for the financing of our projects. Current and ongoing global conditions could lead to an extended recession in the U.S. and around the world. We currently have no revenue producing assets, which may have a materially adverse impact on our business and financial conditions and results, which places our investors at risk.

Capital and credit markets continue to be unpredictable and the availability of funds from those markets is extremely uncertain. Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers. Due to these capital and credit market conditions, we cannot be certain that funding will be available to us in amounts or on terms that we believe are acceptable.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on OTC Markets. Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance.

The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock. Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

We may also be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and a significant diversion of management’s time and attention and intellectual and capital resources and could harm our stock price, business, prospects, and results of operations.

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Sales of a significant number of shares of our common stock could depress the market price of our common stock, which could happen in the public market at any time. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Should industry analysts choose not to publish or any time discontinue reporting on us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline. Also, the trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.

We may become subject to litigation.

There is the potential that we could be party to disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages, and subject to indemnification claims. In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection, therewith, if there is an unfavorable outcome. The expense of defending litigation may be significant, as is the amount of time to resolve lawsuits unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition, and cash flows. Additionally, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Product liability or defects could also negatively impact our results of operations. The risk of product liability claims and associated adverse publicity is possible in the development, manufacturing, marketing, and sale of our product offerings. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.

Also, a highly-publicized problem, whether actual or perceived, could adversely affect the market’s perception of our product, resulting in a decline in demand for our product and could divert the attention of our management, having a materially adverse effect our business, financial condition, results of operations and prospects.

Our success depends on attracting and retaining key personnel.

Our future plans could be harmed if we are unable to attract or retain key personnel, and our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. Equally, our success depends on the ability of our management and employees to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated, however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We do not know whether we will be successful in hiring or retaining qualified personnel, and our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans, our business prospects, results of operations, and financial condition.

Should we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. In addition, our internal control systems rely on people trained in the execution of the controls. Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

Protecting our intellectual property is necessary to protect our brand.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs, and manufacturing processes.

We will rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications and enforcement, thereof, filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. We could incur substantial costs in prosecuting or defending trademark infringement suits.

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Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. In the event we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Failure to obtain needed licenses could delay or prevent the development, manufacture, or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. As a result, we may need to pursue legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.

Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Also, our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets. Acquisitions, involve numerous risks, any of which could harm our business, including, difficulty in integrating the technologies, products, operations and existing contracts of a target company and realizing the anticipated benefits of the combined businesses; difficulty in supporting and transitioning customers, if any, of the target company; inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; potential disruption of our ongoing business and distraction of management; the price we pay or other resources that we devote may exceed the value we realize; or the value we could have realized if we had allocated the purchase price or other resources to another opportunity and inability to generate sufficient revenue to offset acquisition costs.

If we finance acquisitions by issuing equity securities, our existing stockholders may be diluted; and as a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

RISKS ASSOCIATED WITH OUR COMMON STOCK

If we issue additional shares in the future our existing shareholders will experience dilution.

Our certificate of incorporation authorizes the issuance of up to 125,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest trading price during the five (5) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On August 17, 2017, the lowest traded price of the Company’s common stock during the five (5) consecutive trading day period immediately preceding the filing of this Registration Statement was $0.0 017 . At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.0 0136 . At that discounted price, the 50,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $ 68,000 . There is no assurance the price of our common stock will remain the same as the market price or increase.

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Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on OTC Markets (OTC Pink) under the symbol “DSGT”. However, there is a very limited active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment may be partially or completely lost.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Item 4. USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

Item 7. SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 50,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 28.85 % of our issued and outstanding shares of common stock as of January 9, 2018 .

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

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The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 123,304,115 shares of our common stock outstanding as of January 9, 2018 .

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered		# of Shares (2)	% of Class (2)
GHS Investments LLC (3)	0	50,000,000	(4)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.
(2)	Because the selling stockholders may offer and sell all or only some portion of the 50,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.
(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.
(4)	Consists of up to 50,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On July 27, 2017, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $7,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $7,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the five (5) consecutive trading day period preceding January 9, 2018 of $0.0 017 , the registration statement covers the offer and possible sale of $85,000 worth of our shares.

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The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the five (5) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 9.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of one hundred twenty-five million (125,000,000) shares of common stock, $0.001 par value per share. As of January 9, 2018 , we had 123,304,115 shares of common stock are outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

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In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

The audited financial statements for the Company for the year ended December 31, 2016 included in this prospectus have been audited by Lichter, Yu and Associates, Inc., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

DSG Global, Inc. is a technology development company based in Surrey, British Columbia, Canada, engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry, as well as commercial, government and military applications. Our principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services. We were founded by a group of individuals who have dedicated their careers to fleet management technologies and have been at the forefront of the industry’s most innovative developments, and our executive team has over 50 years of experience in the design and manufacture of wireless, GPS, and fleet tracking solutions. We have developed the TAG suite of products that we believe is the first completely modular fleet management solution for the golf industry. The TAG suite of products is currently sold and installed around the world in golf facilities and as commercial applications through a network of established distributors and partnerships with some of the most notable brands in fleet and equipment manufacture.

DSG stands for “Digital Security Guard”, which is our primary value statement giving fleet operator’s new capabilities to track and control their vehicles. We have developed a proprietary combination of hardware and software that is marketed around the world as the TAG system. We have primarily focused on the golf industry where the TAG system is deployed to help golf course operators manage their fleet of golf carts, turf equipment, and utility vehicles. We are a leader in the category of fleet management in the golf industry and were awarded “Best Technology of the Year” in 2010 by Boardroom magazine, a publication of the National Golf Course Owners Association. To date the TAG system is installed on over 8,000 vehicles and has been used to monitor over 6,000,000 rounds of golf.

The TAG system fills a void in the marketplace by offering a modular structure that allows the customer to customize their system to meet desired functionality and budget constraints. In addition to the core TAG system vehicle control functionality, which can operate independently, we offer two golfer information display systems — the alphanumeric TEXT and high definition TOUCH — providing the operator with two display options which is unique in the industry.

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The primary market for our TAG system is the 40,000 golf operations worldwide. While the golf industry remains the primary focus of our sales and marketing efforts, we have completed several successful pilots of the TAG system in other markets such as agriculture and commercial fleet operations. With appropriate resources, we intend to expand our sales and marketing efforts into these new markets.

We have a direct sales force in North America, which comprises the most significant portion of the golf fleet market, and have developed key relationships with distributors and golf equipment manufacturers such as E-Z-GO, Yamaha and Ransomes Jacobsen to help drive sales for the North American and worldwide markets.

In order to successfully deliver products, increase sales, and maintain customer satisfaction, we need to have a reliable supplier of our hardware units and components at competitive prices. Presently, we source our TOUCH units from one supplier in China and our TAG units from one supplier in the United Kingdom. We have recently established a new relationship with a supplier for our TOUCH units in China to provide us with higher quality, newer technology at competitive pricing. We are also exploring the opportunity of a partnership with a US manufacturer.

Competition

We compete with a number of established producers and distributors of vehicle fleet management systems, as well as producers of non-golf specific utility vehicle fleet management systems. Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we must demonstrate our products’ competitive advantages, develop a comprehensive marketing system, and increase our financial resources.

We believe that we will be able to compete effectively in our industry because of the versatility, reliability, and relative affordability of our products when compared to those of our competitors. We will attempt to build awareness of our competitive advantages among existing and potential customers through trade shows, sales visits and demonstrations, online marketing, and positive word of mouth advertising. However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry.

Intellectual Property

General

Our success will depend in part on our ability to protect our products and product candidates by obtaining and maintaining a strong proprietary position both in the United States and in other countries. To develop and maintain our proprietary position, we will rely on patent protection, trade secrets, know-how, continuing technological innovations and licensing opportunities. In that regard, we retain and rely on the advice of legal counsel specialized in the field of intellectual property.

Patents

DSG owns two U.S. patents

●	US Patent No. 8,836,490 for a “Vehicle Management” was issued September 16, 2014 and expires June 29, 2031.

●	US Patent No. 9,280,902 for a “Facilities Management” was issued March 8, 2016 and expires January 24, 2032.

Patent Litigation

On December 30, 2012, a corporation filed an action against DSG in the United States courts claiming patent infringement. On March 8, 2013, the parties agreed to a settlement, with the Company admitting no wrong doing, in the amount of $125,000. The settlement is to be paid over an 18-month period in equal installments of $7,500 with annual interest rate of 8%. DSG has accrued all liabilities related to this matter in the financial statements.

Domain Names

We have registered and own the domain name of our website www.dsgtag .com.

Copyright

We own the common law copyright in the contents of our website ( www.dsgtag.com .) and our various promotional materials.

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Trademarks

We own the common-law trademark rights in our corporate name, product names, and associated logos, including “DSG TAG”, “TAG Golf”, “ECO TAG”, “TAG Text”, “TAG Touch”, “TAG Turf”, “TAG Commercial” and “TAG Military”. We have not applied to register any trademarks with the U.S. Patent and Trademark Office.

Employees

As of April 28, 2017, we have 5 full-time employees in general and administrative, operations, engineering, research and development, business development, sales and marketing, and finance. We also engage independent contractors and consultants from time to time on an as-needed basis to supplement our core staff.

Legal Proceedings

On June 4, 2015, a lawsuit was commenced against DSG TAG Systems Inc. in the Supreme Court of British Columbia, captioned Amanda McGuire v. DSG TAG Systems Inc., No. S-154634, Vancouver Registry. The plaintiff alleges that a promissory note in the principal amount of $100,000 CDN issued by DSG TAG Systems was not converted into common shares of DSG TAG Systems, as asserted by DSG TAG Systems, and the plaintiff seeks repayment of indebtedness in the amount of $100,000 CDN plus interest and costs. An agreement was reached on August 13, 2015 between DSG TAG Systems and the plaintiff, pursuant to which DSG TAG Systems agreed to pay the plaintiff $119,700 CDN in monthly installations of $17,100 CDN, the first payment commencing on October 1, 2015, and the plaintiff agreed to exchange 101,200 shares of common stock of DSG Tag Systems for 18,422 shares of common stock of DSG Global, which exchange occurred on October 22, 2015.

On December 3, 2015, a second action lawsuit was commenced against DSG TAG Systems Inc. in the Supreme Court of British Columbia, captioned Amanda McGuire v. DSG TAG Systems and DSG Global Inc., No. S-1510050, Vancouver Registry. The plaintiff filed a claim for default on the settlement agreement entered in on August 13, 2015 due to non-payment. On February 20, 2016, a new agreement was reached between DSG TAG Systems and the plaintiff, pursuant to which DSG TAG Systems agreed to pay the plaintiff $86,780 CDN in monthly installations of $5,423.75 CDN over a period of sixteen consecutive months, the first payment commencing April 20, 2016.

On October 17, 2016, the Supreme Court of British Columbia made a new order after we did not make the above-mentioned payments on schedule to the shareholder per the settlement agreement. DSG TAG was ordered to repay the remaining loan plus costs in the amount of $77,589 to the shareholder in 14 monthly payments of $5,500 each plus $589 at the 15th month starting February 15, 2017.

On September 7, 2016, a vendor has filed a Complaint for Damage in Florida (Case Number: CACE-16-016663) to recover unpaid invoice amount of $27,335 plus interest of $4,939. The invoice was not paid due to a dispute that DSG TAG did not think that vendor had delivered the service according to the agreement between the two parties.

We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future financial position, results of operations or cash flows.

Government Regulation

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the FCC and Department of Defense.

Other Information

None.

DESCRIPTION OF PROPERTY

On January 21, 2016 DSG entered into a three-month Lease Agreement regarding the lease DSG’s offices located at 5455-152nd Street, Surrey, British Columbia. Pursuant to the agreement DSG has leased the approximately 2,957 square foot space on a month to month basis at the rate of CAD$5,518.63 (approximately USD $4,087.87) per month. DSG may terminate the lease with 30 days’ notice. On April 7, 2016, DSG has signed an additional two-month extension on the current lease at 214-5455 152nd Avenue, Surrey, BC, V3S 5A5. The term will on May 1, 2016 and end on July 31, 2016.

During the year ended December 31, 2016, the lease was extended and will expire on January 31, 2017. On February 15, 2017, an additional six-month extension on the lease was signed with the term beginning on February 1, 2017 and ending on July 31, 2017.

For the year ended December 31, 2016, the aggregate rental expense was CAD$92,825 (approximately USD$70,025). Rent expense included other amounts paid in Canada and the United Kingdom for warehouse storage and offices under month to month or as needed basis.

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MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market’s OTCQB Venture Marketplace (“OTCQB”) under the symbol “DSGT”. The following table sets forth for the periods indicated the high and low bid price per share of our common stock as reported on the OTCQB. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc. OTCQB (1)

	High $	Low $

December 31, 2016	0.30	0.05
September 30, 2016	0.62	0.15
June 30, 2016	1.78	0.38
March 31, 2016	2.45	0.55
December 31, 2015	2.58	1.06
September 30, 2015	3.00	2.25
June 30, 2015	2.90	1.75
March 31, 2015	1.75	1.75
December 31, 2014	(2)	(2)

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2) The first trade of our common shares occurred on March 25, 2015.

Holders of Record

As of January 9, 2018 , we had 72 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Factors Affecting Our Performance

We believe that the growth of our business and our future success depend on various opportunities, challenges and other factors, including the following:

Inventory Sourcing

In order to successfully deliver products, increase sales, and maintain customer satisfaction, we need to have a reliable supplier of our hardware units and components at competitive prices. Presently, we source our TOUCH units from one supplier in China and our TAG units from one supplier in the United Kingdom. We have recently established a new relationship with a supplier for our TOUCH units in China to provide us with higher quality, newer technology at competitive pricing.

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In addition, DSG is currently in negotiations with a telecommunications provider to provide new technology in hardware and wireless access.

Competition

We compete with a number of established producers and distributors of vehicle fleet management systems, as well as producers of non-golf specific utility vehicle fleet management systems. Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we must demonstrate our products’ competitive advantages, develop a comprehensive marketing system, and increase our financial resources.

We believe that we will be able to compete effectively in our industry because of the versatility, reliability, and relative affordability of our products when compared to those of our competitors. We will attempt to build awareness of our competitive advantages among existing and potential customers through trade shows, sales visits and demonstrations, online marketing, and positive word of mouth advertising. However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry.

Additional Capital

We require additional capital to continue to develop software and products, meet our contractual obligations, and execute our business plan. There can be no assurances that we will be able to raise additional capital on acceptable terms or at all, which would adversely affect our ability to achieve our business objectives.

Components of Our Results of Operations

Revenue

We derive revenue from four different sources, as follows:

Systems Sales Revenue , which consists of the sales price paid by those customers who purchase our TAG system hardware.

Monthly Service Fees are paid by all customers for the wireless data fee charges required to operate the GPS tracking on the TAG systems.

Monthly Rental Fees are paid by those customers that rent the TAG system hardware. The amount of a customer’s monthly payment varies based on the type of equipment rented (a TAG, a TAG and TEXT, or a TAG and TOUCH).

Advertising Revenue is a new source of revenue that we believe has the potential to be strategic for us in the future. We are in the process of implementing and designing software to provide advertising and other media functionality on our TOUCH units.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. We accrue for warranty costs, sales returns, and other allowances based on its historical experience.

Our revenue recognition policies are discussed in more detail under “ Note 2 – Summary of Significant Accounting Policies ” in the notes to our Consolidated Financial Statements included in Part I, Item 1 of this Form 10-K.

Cost of Revenue

Our cost of revenue consists primarily of hardware purchases, wireless data fees, mapping, installation costs, freight expenses and inventory adjustments.

Hardware purchases. Our equipment purchases consist primarily of TAG system control units, TEXT display, and TOUCH display tablets. The TAG system control unit is sold as a stand-alone unit or in conjunction with our TEXT alphanumeric display or TOUCH high definition “touch activated” display. Hardware purchases also include costs of components used during installations, such as cables, mounting solutions, and other miscellaneous equipment.

Wireless data fees. Our wireless data fees consist primarily of the data fees charged by outside providers of GPS tracking used in all of our TAG system control units.

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Mapping. Our mapping costs consist of aerial mapping, course map, geofencing, and 3D flyovers for golf courses. This cost is incurred at the time of hardware installation.

Installation. Our installation costs consist primarily of costs incurred by our employed service technicians for the cost of travel, meals, and miscellaneous components required during installations. In addition, these costs also include fees paid to external contractors for installations on a project by project basis.

Freight expenses and Inventory adjustments. Our freight expenses consist primarily of costs to ship hardware to courses for installations. Our inventory adjustments include inventory write offs, write downs, and other adjustments to the cost of inventory.

Operating Expenses & Other Income (Expenses) We classify our operating expenses and other income (expenses) into six categories: compensation, research and development, general and administrative, warranty, foreign currency exchange, and finance costs. Our operating expenses consist primarily of sales and marketing, salaries and wages, consulting fees, professional fees, trade shows, software development, and allocated costs. Allocated costs include charges for facilities, office expenses, telephones and other miscellaneous expenses. Our other income (expenses) primarily consists of financing costs and foreign exchange gains or losses.

Compensation expense. Our compensation expenses consist primarily of personnel costs, such as employee salaries, payroll expenses, and employee benefits. This includes salaries for management, administration, engineering, sales and marketing, and service support technicians. Salaries and wages directly related to projects or research and development are expensed as incurred to their operating expense category.

Research and development . Our research and development expenses consist primarily of personnel costs and professional services associated with the ongoing development and maintenance of our technology.

Research and development expenses include payroll, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. Research and development is expensed and is included in operating expenses.

General and administrative . Our general and administrative expenses consist primarily of sales and marketing, commissions, travel, trade shows, consultant fees, insurance, and compliance and other administrative functions, as well as accounting and legal professional services fees, allocated costs and other corporate expenses. Sales and marketing includes brand marketing, marketing materials, and media management.

We expect to continue to invest in corporate infrastructure and incur additional expenses associated with being a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs associated with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, we expect sales and marketing expenses to increase in absolute dollars in future periods. In particular, we expect to incur additional marketing costs to support the expansion of our offerings in new markets like commercial fleet management and agriculture.

Warranty expense. Our warranty expenses consist primarily of associated material product costs, labor costs for technical support staff, and other associated overhead. Warranty costs are expensed as they are incurred.

Foreign currency exchange. Our foreign currency exchange consist primarily of foreign exchange fluctuations recorded in Canadian dollar (CAD), British Pounds (GBP), or Euro (EUR) at the rates of exchange in effect when the transaction occurred.

Finance costs. Our finance costs consist primarily of investor interest expense, investor commission fees, and other financing charges for obtaining debt financing.

Results of Operations

Three Months Ended September 30, 2017

Revenues and Gross Profit

We recorded revenues of $303,151 and a gross profit of $182,079 during the three months ended September 30, 2017 compared to revenues of $243,469 and gross profit of $52,083 during the three months ended September 30, 2016. The increase is due to the fact that we recorded a one-time charge on impairment of inventory of $83,184 during fiscal 2016. Overall, our revenues are comparable to the prior year despite the fact that we have been forced to move to a 3G/4G GPS cellular device, require redevelopment of our advertising, and integrating our tournament software onto the TOUCH screen. Our company, along with the new sales team, is aggressively building its pipeline for continued growth into fiscal 2018.

Operating Expenses

For the three months ended September 30, 2017, we recorded operating expenses of $499,563 compared to operating expenses of $540,794 during the three months ended September 30, 2016. The decrease in operating expenses was attributed to the following:

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●	Decrease of $35,070 in compensation expense, as we hired less contract workers and had minimal share-based compensation expense;
●	Decrease of $18,088 in research and development expense, as we did not incur any expenses in fiscal 2017 to reduce our operating costs and preserve our limited cash flow for other operating activities;
●	Increase of $24,382 in general and administrative expense related to an increase in professional fees related to accounting and legal costs with our SEC filing requirements. We also incurred more costs for the hiring of subcontractors, but was partially offset by a decrease in marketing and advertising costs as we reduced our overall costs due to our limited cash flow;
●	Increase of $21,668 in bad debt expense as we had a number of uncollectible amounts that were fully impaired during the period; and
●	Decrease of $31,036 in warranty expense due to an increase in warranty costs in fiscal 2016 related to the technical issues with our touch tablets that we ordered from a supplier in China during fiscal 2016.

Net Loss

During the three months ended September 30, 2017, we incurred a net loss of $661,850 or $0.02 loss per share compared to a net loss of $565,378 or loss per share of $0.02 during the three months ended September 30, 2016. In addition to revenues and operating expenses, we also incurred other income and expenses which included:

●	Finance costs of $439,467 compared to $153,003 during the three months ended September 30, 2016. The increase was due to the fact that we had more loans payable and convertible debentures issued during fiscal 2017 which resulted in a higher amount of interest and accretion expense as compared to the prior year;
●	Unrealized losses of $134,220 compared to $nil during the three months ended September 30, 2016 due to the change in fair value of the derivative liabilities which was attributed to an increase in the number and amount of convertible debentures as well as an increase in the volatility of our common stock; and
●	Foreign currency exchange gain of $297,333 compared to a foreign exchange currency loss of $23,816 during the three months ended September 30, 2016. The gain was primarily due to unrealized exchange gain on the change in derivative liabilities for the three months ending September 30, 2017 due to exchange rate fluctuations on payables, receivables, and other foreign exchange transactions denominated in currencies other than the functional currencies of the legal entities in which the transactions are recorded. Foreign currency fluctuations are primarily from the Canadian Dollar, Euro and British pound.

Nine Months Ended September 30, 2017

Revenues and Gross Profit

We recorded revenues of $975,623 and a gross profit of $649,106 during the nine months ended September 30, 2017 compared to revenues of $980,714 and gross profit of $554,261 during the nine months ended September 30, 2016. The increase is due to the fact that we recorded a one-time charge on impairment of inventory of $107,193 during fiscal 2016. Overall, our revenues are comparable to the prior year despite the fact that we have been forced to move to a 3G/4G GPS cellular device, require redevelopment of our advertising, and integrating our tournament software onto the TOUCH screen. Our company, along with the new sales team, is aggressively building its pipeline for continued growth into fiscal 2018.

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Operating Expenses

For the nine months ended September 30, 2017, we recorded operating expenses of $1,905,902 compared to operating expenses of $1,624,858 during the nine months ended September 30, 2016. The increase in operating expenses was attributed to the following:

●	Increase of $422,012 in general and administrative expense related to fair value of shares that were issued for services during the year offset by decreases in office expense and marketing and advertising costs as we focused on reducing our overall costs due to our limited cash flow;
●	Decrease of $54,436 in research and development expense, as we did not incur any expenses in fiscal 2017 to reduce our operating costs and preserve our limited cash flow for other operating activities;
●	Increase of $62,762 in bad debt expense as we had a number of uncollectible amounts that were fully impaired during fiscal 2017; and
●	Decrease of $136,046 in warranty expense due to an increase in warranty costs in fiscal 2016 related to the technical issues with our touch tablets that we ordered from a supplier in China during fiscal 2016.

Net Loss

During the nine months ended September 30, 2017, we incurred a net loss of $1,913,751 or $0.05 loss per share compared to a net loss of $1,247,971 or loss per share of $0.04 during the nine months ended September 30, 2016. In addition to revenues and operating expenses, we also incurred other income and expenses which included:

●	Finance costs of $1,109,185 compared to $433,516 during the nine months ended September 30, 2016. The increase was due to the fact that we had more loans payable and convertible debentures issued during fiscal 2017 which resulted in a higher amount of interest and accretion expense as compared to the prior year;
●	Unrealized losses of $42,550 compared to $nil during the nine months ended September 30, 2016 due to the change in fair value of the derivative liabilities which was attributed to an increase in the number and amount of convertible debentures as well as an increase in the volatility of our common stock;
●	Foreign currency exchange gain of $458,279 compared to $27,386 during the nine months ended September 30, 2016. The gain was primarily due to unrealized exchange gain on the change in derivative liabilities for the three months ending September 30, 2017 due to exchange rate fluctuations on payables, receivables, and other foreign exchange transactions denominated in currencies other than the functional currencies of the legal entities in which the transactions are recorded. Foreign currency fluctuations are primarily from the Canadian Dollar, Euro and British pound.

Liquidity and Capital Resources

	At September 30, 2017	At December 31, 2016
Current Assets	$202,030	$226,687
Current Liabilities	$7,178,280	$5,807,461
Working Capital	$(6,976,250)	$(5,580,774)

From our incorporation in April 17, 2008 through September 30, 2017, we have financed our operations, capital expenditures and working capital needs through the sale of common shares and the incurrence of indebtedness, including term loans, convertible loans, revolving lines of credit and purchase order financing. At September 30, 2017, we had $7,178,280 in outstanding indebtedness, which all matures within the next twelve months.

As of September 30, 2017, we had cash of $8,968 as compared to $nil as of December 31, 2016. Our working capital deficit as at September 30, 2017 was $6,976,250 compared to $5,580,774 as of December 31, 2016. The increase in our working capital deficit was due to the fact that we are still incurring negative cash flows from operating activities and require the use of debt financing to support our on-going operations.

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Cash Flow Analysis

Our cash flows from operating, investing, and financing activities are summarized as follows:

	September 30,
	2017	2016

Net cash (used in) provided by operating activities	$(344,342)	$(472,808)
Net cash (used in) provided by investing activities	-	(6,713)
Net cash provided by financing activities	766,434	484,903
Net (decrease) increase in cash	422,092	5,382
Effect of exchange rate changes on cash and cash equivalents	(413,124)	(5,382)
Cash at beginning of period	0.00	0.00
Cash at end of period	$8,969	$0.00

Cash Flows Used in Operating Activities

During the nine months ended September 30, 2017, we used cash of $344,342 for operating activities compared to $472,808 used for operating activities during the nine months ended September 30, 2016. The majority of cash available to our company is used for operating activities net of any impacts relating to exchange rate changes.

Cash Flows Used in Investing Activities

During the nine months ended September 30, 2017, we did not use any cash for investing activities as compared to the use of $6,713 for investing activities during the nine months ended September 30, 2016.

Cash Flows Provided by Financing Activities

During the nine months ended September 30, 2017, we received $766,434 of cash from financing activities related primarily to $721,750 received from the issuance of debt financing and $50,000 of proceeds from the issuance of shares of common stock. During the nine months ended September 30, 2016, we received $484,903 from financing activities which was primarily from receipts of $551,028 from issuance of notes payable less $70,128 of repayments on outstanding notes payable.

Outstanding Indebtedness

Our current indebtedness as of September 30, 2017 is comprised of the following. For loans that have expired terms, we are in talks with the lenders to extend them. The company must increase revenue or raise more equity capital to meet the payment obligations.

Our current indebtedness as of September 30, 2017 is comprised of the following:

●	Unsecured loan payable in the amount of $317,500 bearing interest at 18% per annum and due on demand;

●	Unsecured note payable in the amount of $49,790, bearing interest at 36% per annum and due on demand;

●	Unsecured note payable in the amount of $203,533, bearing interest at 15% per annum and due on demand;

●	Unsecured loan payable in the amount of $73,273 fees for services payable on the original loan amount of 5% by May 6, 2016, 10% payable by June 5, 2016, or 20% payable by July 5, 2016

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●	Unsecured loan payable in the amount of $250,000, bearing interest at 10% per annum, with a minimum interest amount of $25,000, and due on July 22, 2016.

●	Secured convertible loan payable in the amount of $1,002,302, bearing interest at 15.2% per annum and due on December 31, 2015;

●	Unsecured, convertible note payable to related party in the amount of $310,000, bearing interest at 5% per annum and due on March 30, 2016;

●	Unsecured, convertible note payable in the amount of $250,000, bearing interest at 10% per annum and due on February 25, 2016;

●	Senior secured discount convertible notes payable in the amount of $245,889, bearing interest at 8% per annum. Repayable in cash or common shares at the lower of (i) twelve cents ($0.12) and (ii) the closing sales price of the Common Stock on the date of conversion and due on May 7, 2017. Currently in default, due and payable on demand, and bearing interest at an increased rate of 18% per annum;

●	Unsecured, convertible note payable in the amount of $31,111 bearing interest at 12% per annum. Repayable in cash or common shares at the lower of (i) current market price and (ii) 50% of the lowest trading price of Common Stock during the 25 Trading Days immediately preceding the date of conversion. Matures on December 21, 2017.

●	Unsecured, convertible note payable in the amount of $57,977 bearing interest at 12% per annum. Repayable in cash or common shares at the lower of (i) three cents and (ii) 50% of the lowest trading price of Common Stock during the 25 Trading Days immediately preceding the date of conversion. Matures on October 18, 2017.

●	Unsecured, convertible note payable in the amount of $110,000 bearing interest at 10% per annum. Repayable in cash or common shares at the lower of (i) six cents and (ii) 55% of the lowest trading price of Common Stock during the 25 Trading Days immediately preceding the date of conversion. Matures on October 3, 2017.

●

Unsecured, convertible note payable in the amount of $110,000 bearing interest at 10% per annum. Repayable in cash or common shares at the lower of (i) eight cents and (ii) 55% of the lowest trading price of Common Stock during the 25 Trading Days immediately preceding the date of conversion. Matures on December 5, 2017.

Unsecured, convertible note payable in the amount of $135,000 bearing interest at 10% per annum. Repayable in cash or common shares at the lower of (i) 45% multiplied by the lowest Trading Price (representing a discount rate of 45%) during the previous twenty (20) Trading Day period ending on the latest complete Trading Day prior to the date of this Note and (ii) 55% of the lowest trading price of Common Stock during the 30 Trading Days immediately preceding the date of conversion. Matures on July 17, 2017.

Unsecured, convertible note payable in the amount of $110,500 bearing interest at 10% per annum. Repayable in cash or common shares according to the respective terms.

Unsecured, convertible note payable in the amount of $107,000 bearing interest at 10% per annum. Repayable in cash or common shares at the lower of (i) 55% multiplied by the lowest Trading Price (representing a discount rate of 45%) during the previous twenty five (25) Trading Day period ending on the latest complete Trading Day prior to the date of this Note and (ii) 55% of the lowest trading price of Common Stock during the 25 Trading Days immediately preceding the date of conversion. Matures on March 6, 2017.

Preferred Stock Redemption Obligations

Westergaard Holdings Ltd., an affiliate of Keith Westergaard, a former member of our board of directors, owns 4,229,384 shares (the “Series A Shares”) of Series A Convertible Preferred Stock of DSG TAG Systems. Pursuant to a Subscription / Debt Settlement Agreement dated September 26, 2014 between DSG TAG Systems and Westergaard Holdings, as amended on April 29, 2016, DSG TAG Systems has agreed that DSG Global, Inc. will complete financings for gross proceeds of at least $10 million and use a portion of the proceeds to redeem all of the Series A Shares at a price of $1.25 per share, as follows:

●	On or before August 1, 2016, we must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares;

●	On or before September 1, 2016, we must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and

●	On or before October 1, 2016, we must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.14 million to redeem the remaining 2,509,384 Series A Shares.

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If we fail to satisfy the above described financing and share redemption schedule, we will be in default of the subscription and Debt Settlement Agreement which would entitle the holder of the Preferred Shares to convert the Series A Convertible Preferred Shares into common shares in the capital of DSG Global at the price of $1.25 per share. As of the date of this report, these commitments have not been satisfied and we are currently negotiating an extension on the terms of this agreement.

If we fail to satisfy the above described financing and share redemption schedule, we will be in default of the Subscription and Debt Settlement Agreement which would entitle the holder of the Preferred Shares to convert the Series A Convertible Preferred Shares into common shares in the capital of DSG Global at the price of $1.25 per share.

Prospective Capital Needs

We estimate our operating expenses and working capital requirements for the twelve-month period beginning October 1, 2017 to be as follows:

Estimated Expenses for the Twelve-Month Period ending September 30, 2018
Management compensation	$500,000
Professional fees	$150,000
General and administrative	$1,900,000
Total	$2,550,000

As noted earlier, during the nine months ended September 30, 2017, cash used in operations totaled $308,206. The relatively low level of cash used compared to our estimated working capital needs in the future was the result of an accumulation of vendor payables, customer receivables, and an increasing loan payable balance. We need to reduce the current level of payables in the near future to keep a good relationship with our vendors and expand our sales and service team to achieve our operational objectives. At present, our cash requirements for the next 12 months outweigh the funds available. Of the $2,550,000 that we require for the next 12 months, we had $8,969 in cash as of September 30, 2017, and a working capital deficit of $7,010,466. Our principal sources of liquidity are cash generated from product sales. In order to achieve sustained profitability and positive cash flows from operations, we will need to increase revenue and/or reduce operating expenses. Our ability to maintain, or increase, current revenue levels to achieve and sustain profitability will depend, in part, on demand for our products.

In order to improve our liquidity, we also plan to pursue additional equity financing from private investors or possibly a registered public offering. We do not currently have any definitive arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. To help finance our day to day working capital needs, the founder and CEO of the company has made a total payment of $113,475 since late 2015. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources obligations, and execute our business plan. There can be no assurances that we will be able to raise additional capital on acceptable terms or at all, which would adversely affect our ability to achieve our business objectives.

Off-Balance Sheet Transactions

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statements presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the assumptions and estimates associated with revenue recognition, foreign currency and foreign currency transactions and comprehensive loss have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to our condensed consolidated financial statements.

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CHANGES IN AND DISAGREMENTS WITH ACCOUNTANTS

The Board of Directors approved by resolution on November 22, 2017 the appointment of Saturna Group Chartered Professional Accountants LLP (“Saturna”) as its new independent registered public accounting firm.

During the Company’s two most recent fiscal years and through to November 22, 2017, the Company did not consult with Saturna regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Saturna on the Company’s financial statements. Further, Saturna did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting or any matter being the subject of disagreement or reportable event or any other matter as defined in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Directors and Executive Officers

Set forth below is certain information regarding the persons who were directors and executive officers at any time during the fiscal year 2016.

NAME	AGE	POSITION	DATE FIRST ELECTED OR APPOINTED

Robert Silzer	70	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer	May 6, 2015 (as President, Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer) June 16, 2015 (as Director)

Stephen Johnston	65	Director	June 16, 2015

James Singerling	72	Director	June 16, 2015

Kenneth (Kim) Marsh	63	Director	June 16, 2015

Jason Sugarman	45	Director	June 16, 2015

Rupert Wainwright	55	Director	June 16, 2015

Our directors will serve in that capacity until our next annual shareholder meeting or until his successor is elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Executive Management

Our executive management team represents a significant depth of experience in biometrics and facial recognition technologies, intelligent security and surveillance, high-growth and technology marketing, and domestic and international sales and business development. The team represents a cross-disciplinary approach to management and business development.

Robert Silzer, Director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

Robert Silzer has over 20 years’ experience in the GPS tracking and fleet solutions industries. He is the founder of DSG TAG Systems Inc. and has served as Chief Executive Officer of DSG TAG since its inception in April, 2008. Mr. Silzer is a product designer who has developed multiple new product concepts and successfully introduced these products to market including the world’s first handheld bingo gaming unit, the first handheld and color handheld GPS golf units and the first Wi-Fi enabled GPS golf business solution. Prior to establishing DSG Tag, Mr Silzer’s designed and a total golf solution that addressed the growing needs in Golf Course management. Through a series of mergers and acquisitions different companies with diversified hardware and software platforms, he founded GPS Industries in 1996, serving as its president, CEO, Chairman and director until 2007. Under his leadership, it became the largest operator of golf GPS systems in the world and with a remarkable 750 golf courses worldwide using the installed system. Prior to founding GPSI, Mr. Silzer founded XGA, an online golf store and website company in 1993. He also founded Advanced Gaming Technology, Inc. in 1992, an electronic gaming company, where he served as Chief Executive Officer until 1998. From 1986 to 1992, Mr. Silzer founded and operated the private company Supercart International. With over 30 years as an entrepreneur in the technology and other markets, Mr. Silzer has developed expertise in taking companies to market, growing start-up business, initial public offerings, raising funds, operations, marketing and international licensing.

Stephen Johnston, Director

Stephen Johnston is the founding Partner of Global Golf Advisors and one of the leading authorities on operational analysis and financial solutions for golf businesses. Steve began his career at the accounting firm of Thorne Gunn/Thorne Riddell in Toronto in 1973. He earned his Chartered Accountant designation while with Thorne Riddell in 1976 and in 1984 was promoted to Partner and given responsibility for major client accounts. His audit experience with major accounts subsequently expanded into real estate, communications and insurance.

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When the firm became known as KPMG, Steve continued as an Audit Partner and in 1992 created the KPMG Golf Industry Practice and assumed responsibility as National Director. In 2006 Steve purchased the KPMG Golf Industry Practice and created Global Golf Advisors Inc., bringing with him the entire staff complement and client files to the new firm.

Steve is a graduate of the University of Toronto with a Bachelor of Science degree and business courses complement relevant to his Chartered Accountant designation. Steve’s main focus is developing financial and business solutions for private clubs, public golf courses and resorts, golf communities, investors and lenders. He provides a keen insight for banking and finance solutions arising from his years of advising numerous international financial institutions.

He has completed due diligence and valuation assignments for some of the largest golf-related transactions in North America and has completed multiple market studies to reposition various golf assets. In addition, Steve has been actively involved with workouts/receiverships, providing operational and financial guidance. These assignments typically lead to member buyouts/transitions from developers or to an outright disposition of property. Steve has been recognized as one of the Top Powerbrokers in Canadian Golf by The National Post over the past 15 years.

James Singerling, Director

From 1990 until his retirement in 2015, James Singerling, CCM, served as the CEO of Club Managers Association of America (CMAA), the foremost professional association for managers of membership clubs in the US. In this role Mr. Singerling was credited for elevating the professional role of club managers by creating industry-standard development and certification programs. For over two decades, he spearheaded efforts to adopt the general manager/chief operating officer model at clubs nationwide, raising the qualifications and quality of club managers. Mr. Singerling is also recognized for building new relationships for the industry with federal and state governments and within the association community.

In addition to his work within the U.S., Mr. Singerling was instrumental in the development of professional club management associations internationally, helping other nations elevate the role of club managers by adopting professional standards and certifications. Regions where his leadership is recognized include South America, Australia, China, South Africa and the Asian-Pacific corridor, among others.

Prior to becoming chief executive at CMAA, Mr. Singerling was a leader in the golf course design and management companies of Robert Trent Jones, Sr., and also served as vice president and general manager of the Coral Ridge Country Club in Ft. Lauderdale, FL.

Mr. Singerling has been recognized as Industry Leader of the Year by the University of Nevada, Las Vegas, and Michigan State University, in addition to receiving awards from Florida State University, Pennsylvania State University, Oklahoma State University and Sun Yat Sen University – China. He also was elected to the Association Committee of 100 by the U.S. Chamber of Commerce, widely recognized as the most prestigious organization of chief executives in the United States.

Kenneth (Kim) Marsh, Director

Kenneth (Kim) Marsh, CAMS, CFE, has a distinguished record of achievement in the areas of international financial crime and anti-money laundering. As Executive Vice President, International Operations, Kim brings 40 years of investigative experience to IPSA’s corporate, legal, financial, and government clients throughout Europe, the Middle East, Africa, South America and Asia.

Based in IPSA’s Vancouver office, Kim specializes in multi-jurisdictional financial and due diligence investigations, as well as anti-money laundering assignments targeting offshore and onshore tax havens. Prior to joining IPSA, Kim completed 25 years with the Royal Canadian Mounted Police, retiring as Commander of the International Organized Crime Investigation Unit, where he was responsible for large-scale, covert operations in Europe, Asia and North America. While with the RCMP, Kim was posted to the Canadian High Commission, London, UK between 1992-97, which had geographical coverage including the United Kingdom, Ireland, Nordic countries and the Former Soviet Union. During these years he worked closely with Canadian Immigration and Citizenship vetting applicants wishing to enter Canada.

Kim has been with IPSA International since 2002 and is the lead person for the due diligence services. During his tenure with the company he has built the due diligence team in Vancouver and recently completed a secondment to the UK where he orchestrated the opening of offices in London, Dubai and Hong Kong.

Kim has lectured internationally to public and private entities on covert investigative practices and global due diligence. He is a certified member of the Association of Certified Fraud Examiner (CFE), and a former Board of Directors of the UK and Vancouver Chapters of the Association of Certified Fraud Examiners (ACFE). He is also a member of the Association of Certified Anti Money Laundering Specialists (ACAMS) and currently holds a board position on the Vancouver Chapter.

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Jason Sugarman, Director

Jason Sugarman has over 20 years in the finance business with focus on asset back lending and private equity investments. As the founder of two asset management firms and the lead outside investor in numerous financial service companies and real estate projects, he has funded over $1 billion in direct loan and equity placements and is the Sr. VP of Valor Group LTD.

Beginning in 1993.Mr. Sugarman started developing land and single family real estate in Southern California. He was a founder and principal of a successful regional homebuilding and mortgage company from 1994-1999. During the 7-year period Mr. Sugarman was involved with over a dozen subdivision developments as well as developing many condominiums and townhomes. He sold out his interest in the development company to a Lehman Brother financed entity in 1999. In 2000 Mr. Sugarman started an investment firm which specialized in equity joint ventures and turned it into one of the premier mezz-real estate lending funds in the country with peak assets under management exceeding $700mm. Mr. Sugarman oversaw the expansion into new markets (Nevada, Colorado, Hawaii, Texas, Utah, Oregon, Arizona, Florida, and Washington) and the diversification of real estate assets (office, office condo, storage, hotel, condo-hotel, mixed use and agriculture).

In addition to real estate, he also personally sponsored in a number of highly successful early stage investments which have included the founding of BANC OF CALIFORNIA (a $7B bank holding company), COR Securities Holdings (the owner of the largest independent securities clearing company in the US), COR International Towers Inc. (a cell tower developer and manager in Central America), and COR Finance LTD (a company which has both telecom and solar infrastructure assets in Asia).

Mr. Sugarman is the Sr. VP of Valor Group LTD a $5 billion dollar Bermuda Insurance Company, a managing partner of Camden Capital, International Tower Group, and COR Finance LTD. He serves as a director of New Olympia Re, VL Life, DSG TAG, and is an advisor and investor in Ban of California (NASDAQ: BANC), COR Securities Holdings (COR Clearing) and Corum Financial Group.

Mr. Sugarman is on the board of a number of charities with a focus on elementary education, health care research and Jewish causes. He is a Graduate of Stanford University where he was a Scholar Athlete and member of the baseball team. He is married to Elizabeth Guber Sugarman’ and has three children. He is an active golf and tennis player and is a partner in Marucci Sports, the Oklahoma City Dodgers (AAA affiliate of the Los Angeles Dodgers), and the LA Football Club (MLS franchise).

Rupert Wainwright, Director

Since 2005 Rupert Wainwright has served as president and chief creative of Adore Creative, an integrated advertising and creative services agency with offices in London, Paris, Moscow, Sao Paolo, and Los Angeles. There he leads a talented staff and top tier production professionals to create has countless commercial TV awards working with global clients. Adore Creative has built a unparalleled record of winning campaigns for the Olympics, the FIFA World Cup, Reebok, AT&T, Fox Sports One TV, and many, many other clients. They are dedicated to producing innovative and successful creative work winning awards in the U.S. and all over the world including two Grand Effies, a Grammy, MTV Awards and several Cannes Dolphins. They are currently working on the Winter Olympics 2022 campaign.

As a director, Mr. Wainwright has shot all over the world and won awards for such US and International Fortune 500 clients as ATT, Sprint, Honda, Sprite, Walmart, Reebok, Footlocker, Gatorade, McDonalds, Converse, GHI, Hong Kong and Shanghai Bank, Deutsche Telekom, Barilla, BP Disney, Fritos, and his campaign for Reebok won Ad week’s highest Award, the Grand Effie, for the most effective advertising campaign of 1992. Mr. Wainwright is also the director of the feature films “The Fog” (2005), which was #1 at the US Box Office opening weekend, and “Stigmata” (1999) produced by MGM, among others. From 1990 to 1998 he was the founder and CEO of the independent production company, Fragile Films.

Mr. Wainwrights holds an MA in English Literature from the University of Oxford and an MFA in Film Directing from the University of California, Los Angeles where he was a Fullbright Scholar.

Keith Westergaard , former Director

Keith Westergaard has over 40 years’ experience in real estate finance and development. He is the founder and president of Westergaard Holdings Ltd., a diversified mortgage brokerage, real estate investment, and development company with offices in Alberta and British Columbia, Canada. Westergaard Holdings Ltd. has operated continuously since 1980. Its significant projects have included the Gleniffer Lake Resort & Country Club in Central Alberta, a 217-acre bare land condominium recreational & residential land development which included 750 lots, golf course, leisure facilities and marina.

Mr. Keith Westergaard resigned as a Director as of September 30, 2016. His resignation letter was included in the 10Q filing with the SEC filed on December 16, 2016.

Significant Employees

Other than Bob Silzer, we have no full-time employees whose services are materially significant to our business and operations who are employed at will by DSG Global, Inc.

Family Relationships

There are no family relationships among any of our directors or officers.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2016, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

Corporate Governance Guidelines, Code of Ethics, and Business Conduct

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and at the management level, with a view to enhancing stockholder value over the long term.

We have adopted a written code of ethics and business conduct to provide guidance to all Company’s directors, officers and employees, for each employee, including our including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is posted on our website at www.dsgtag.com. If we make certain amendments to or waivers of our code of ethics, we intend to satisfy the SEC disclosure requirements by promptly posting the amendment or waiver on our website.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

39

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our sole director does not believe that it is necessary to have such committees because believes the functions of such committees can be adequately performed by the sole member of our board of directors.

Code of Ethics

Our Board of Directors has not adopted a code of ethics due to the fact that we presently only have one director who also serves as the sole executive officer of the Company and the Board of Directors chose not to reduce to writing standards designed to deter wrongdoing and promote honest and ethical conduct. The Board of Directors believes that the Company’s small size and the limited number of personnel who are responsible for its operations make a formal Code of Ethics unnecessary. We anticipate that we will adopt a code of ethics when we increase either the number of our directors and officers or the number of our employees.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers, directors and persons who beneficially own more than 10% of a class of our equity securities registered under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal year 2011 and Forms 5 and amendments thereto furnished to us with respect to fiscal year 2011, or written representations that Form 5 was not required for fiscal year 2011, we believe that all Section 16(a) filing requirements applicable to each of our officers, directors and greater-than-ten percent stockholders were fulfilled in a timely manner. We have notified all known beneficial owners of more than 10% of our common stock of their requirement to file ownership reports with the Securities and Exchange Commission..

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years of DSG Global Inc. Years Ended December 31, 2016 & 2015

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	our principal financial officer;

(c)	each of our three most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2016 and 2015; and

(d)	up to two additional individuals for whom disclosure would have been provided under (c) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2016 and 2015, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

EXECUTIVE SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Silzer , Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer	2016 2015	200,000 136,404	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil 11,788	200,000 148,192
Andrea Fehsenfeld, Former sole officer and Director	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

40

As of December 31, 2016, we had no employment agreements with any of our executive officers or employees.

Summary of Employment Agreements and Material Terms

We have not entered into any employment or consulting agreements with any of our current officers, directors or employees.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2016 and 2015 of DSG Global, Inc.

For the years ended December 31, 2016 and 2015, no director or executive officer of DSG Global, Inc. has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

The particulars of the compensation paid to each of our director during our fiscal years ended December 31, 2016 are set out in the following summary compensation table, except that no disclosure is provided for any director who’s also a named executive officer and whose compensation is fully reflected in the above Executive Summary Compensation Table:

DIRECTOR COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen Johnston, Director (1)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil		Nil Nil
James Singerling, Director (1)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil		Nil Nil
Kim Marsh, Director (1)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil		Nil Nil
Jason Sugarman, Director (1)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil		Nil Nil
Rupert Wainwright, Director (1)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil 297,500	(2)	Nil 297,500
Keith Westergaard, Director (3)	2016 2015	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil		Nil Nil

(1)	Appointed as a Director on June 16, 2015
(2)	Consists of $17,500 in cash paid and $280,000 of the convertible note payable that was expensed on the financial statements for marketing and advertising services provided by Adore Creative, a company owned by Mr. Wainwright.
(3)	Resigned as of September 30, 2016

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2016 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

41

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Officers and Directors
Robert Silzer 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director, president, chief executive officer, chief financial officer, secretary and treasurer	Common Stock	8,070,285	6.55%

Jason Sugarman 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock	(3)	(3)
Rupert Wainwright 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock	(3)	(3)
Stephen Johnston 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock	(3)	(3)
James Singerling 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock	(3)	(3)
Kim March 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock	(3)	(3)
All officers and directors as a group		Common stock, $0.001 par value	8,070,285	6.55%
5%+ Security Holders
n/a	n/a	Common Stock	n/a	n/a
All 5%+ Security Holders		Common stock, $0.001 par value	n/a	n/a

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided .In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Percentages are based on 123,304,115 shares of our company’s common stock issued and outstanding as of the date of this report there were.

(3)	Less than 1%.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons of DSG Global Inc.

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2016, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last three completed fiscal years.

As at December 31, 2016, we had advanced an aggregate amount of $(1,526) to our Director and sole officer, Robert Silzer. The amounts are repayable on demand.

On September 26, 2014 DSG TAG entered into a Subscription and Debt Settlement Agreement (as amended on October 7, 2014) whereby Westergaard Holdings Ltd., a corporation owned and controlled by our current director Keith Westergaard, purchased: (i) 4,229,384 Series A Preferred Shares of DSG TAG at a deemed price of $1.25 per share in consideration for the settlement of $5,386,730.50 in debt payable to Westergaard Holdings; and (ii) 2,001,735 common shares of DSG TAG at a deemed price of 0.25 per share in consideration of $2,502,168.23 in interest and expenses accrued in respect of the debt. Until such time as all Series A Shares have been redeemed by DSG TAG Westergaard Holdings may convert any or all of its remaining Series A Shares and accrued interest into common shares of DSG Global at $1.25 per share.

42

Pursuant to the Agreement, DSG Tag agreed to complete a going public transaction by share exchange within 60 days of the Agreement, and a private placement financing of not less than $5,000,000 in gross proceeds within 60 days of going public., the Company and/or Pubco shall have completed a financing for gross proceeds of at least $5,000.000. DSG Tag agreed to pay $2,500,000 of the financing proceeds to Westergaard Holdings to redeem 2,000,000 of the Series A Preferred Shares at the deemed redemption price of $1.25 per share. DSG TAG further agreed to raise additional gross proceeds of $5,000,000 and to redeem an additional 2,000,000 Series A Preferred Shares from Westergaard Holdings (at a redemption price of $1.25 per share or $2,500,000 in the aggregate). within 150 days following the going public transaction. Subsequent to the Agreement, DSG TAG completed its going public transaction on May 6, 2015 but did not raise sufficient capital to redeem the Series A Preferred Shares. The Subscription and Debt Settlement Agreement was subsequently amended by letter of agreement dated December 31, 2015, as described below.

On March 5, 2016, by letter agreement dated December 31, 2015 with Westergaard Holdings Ltd., a corporation owned by our Director Keith Westergaard, we amended the Subscription and Debt Settlement Agreement dated September 26, 2014 between DSG Tag Systems, Inc. and Westergaard Holdings, as previously amended on October 4, 2015. Westergaard Holdings owns 4,229,384 shares Series A Convertible Preferred Stock of DSG TAG. Pursuant to the settlement agreement, the parties have agreed that DSG Global will complete financings for gross proceeds of at least $10 million and use a portion of the proceeds to redeem all of the Series A Convertible Preferred Shares. The letter agreement modifies the redemption provisions of the original agreement, which now obligate us to raise capital and redeem the Series A Convertible Preferred Shares at a price of $1.25 per share as follows: (i) on or before May 1, 2016, DSG Global must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares; (ii) on or before June 1, 2016, t DSG Global must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and (iii) on or before July 1, 2016, DSG Global must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.04 million to redeem the remaining 2,429,384 Series A Shares.

On March 31, 2015, DSG entered into an agreement with Adore Creative Agency Inc., a corporation owned by our director Rupert Wainwright pursuant to which Adore will provide marketing services to DSG. The terms included cash payment of $17,500 and a note in the amount of $310,000, with 5% interest per annum, convertible at the election of the holder into 248,000 common shares in the capital stock of DSG Global, Inc. at a price of $1.25 per share, maturing on March 30, 2016. As of December 31, 2015, approximately 90% of the marketing services have been expensed in the amount of $280,000 and the remaining $30,000 is recorded as a prepaid deposit. Marketing services to date have not been completed.

On April 6, 2016, DSG TAG entered into a loan agreement with Westergaard Holdings Ltd. a corporation owned by our director Keith Westergaard, pursuant to which we raised proceeds of $120,000 CAD. DSG TAG agrees to pay the loan plus fees no later than the final due date of July 6, 2016. The fees for service are as follows: (a) DSG TAG agrees to pay a fee for service equal to 5% of the amount of the loan or $6,000 CAD if the loan is paid in full, including fees on or before May 6, 2016; (b) DSG TAG agrees to pay a fee for service equal to 10% of the amount of the original loan, or $12,000 CAD if the loan is paid in full, including fees, between May 7, 2016 and June 5, 2016; and (c) DSG TAG agrees to pay a fee for service equal to 20% of the amount of the original loan, or $24,000 CAD if the loan is paid full, including fees, between June 6, 2016 and July 5, 2016. DSG TAG agrees to pay partial payments towards the principal amount of the loan and fees. DSG TAG agrees that fees will be charged on the initial amount of the loan.

On December 16, 2016, a convertible loan was received Brent Silzer, in the amount of $29,791 (CAD $40,000). Interest is 8% annual rate for one month and 4% monthly rate thereafter if not paid by January 15, 2017. The note is convertible at $0.05 per share.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently act with six (6) directors consisting of Robert Silzer, Jason Sugarman, Rupert Wainwright, Stephen Johnston, James Singerling and Kim March. We have not made any determination as to whether any of our directors are independent directors, as that term is used in Rule 4200(a) (15) of the Rules of National Association of Securities Dealers.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering except the GHS has agreed to pay the legal fees associated with the preparation of this registration statement.

Item	Amount
SEC Registration Fee		$61.77
Legal Fees and Expenses*		$15,000.00
Accounting Fees and Expenses*	$
Miscellaneous*	$
Total*		$15,061.77

43

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

On October 10, 2017, a convertible note holder converted $4,655 worth of principal and interest into 1,000,000 shares of our common stock.

On October 11, 2017 a convertible note holder converted $3,990 worth of principal and interest into 750,000 shares of our common stock.

On October 19, 2017, a convertible note holder converted $2,870 worth of principal and interest into 2,000,000 shares of our common stock.

On October 19, 2017 a convertible note holder converted $3,444 worth of principal and interest into 2,400,000 shares of our common stock.

On October 19, 2017 a convertible note holder converted $4,013.01 worth of principal and interest into 2,229,450 shares of our common stock.

On October 20, 2017 a convertible note holder converted $3,567.04 worth of principal and interest into 2,229,400 shares of our common stock.

On October 25, 2017 a convertible note holder converted $3,780 worth of principal and interest into 2,700,000 shares of our common stock.

On October 26, 2017 a convertible note holder converted $4,200 worth of principal and interest into 3,000,000 shares of our common stock.

On October 27, 2017 a convertible note holder converted $4,827.84 worth of principal and interest into 3,017,400 shares of our common stock.

On October 31, 2017 a convertible note holder converted $4,200 worth of principal and interest into 3,000,000 shares of our common stock.

On November 7, 2017 a convertible note holder converted $5,867.20 worth of principal and interest into 3,667,000 shares of our common stock.

On November 13, 2017 a convertible note holder converted $5,431.20 worth of principal and interest into 3,017,333 shares of our common stock.

On December 29, 2017 a convertible note holder converted $3,395.23 worth of principal and interest into 4,619,360 shares of our common stock.

On January 2, 2018 a convertible note holder converted $2,226 worth of principal and interest into 5,300,000 shares of our common stock.

On January 2, 2018 a convertible note holder converted $3,733.33 worth of principal and interest into 5,079,360 shares of our common stock.

On January 5, 2018 a convertible note holder converted $2,986.39 worth of principal and interest into 5,332,840 shares of our common stock.

On January 8, 2018 a convertible note holder converted $1,856 worth of principal and interest into 5,800,000 shares of our common stock.

On January 10, 2018 a convertible note holder converted $1,952 worth of principal and interest into 6,100,000 shares of our common stock.

On January 11, 2018 a convertible note holder converted $3,445.61 worth of principal and interest into 6,152,875 shares of our common stock.

The above referenced shares were issued in reliance on an exemption from registration under the Securities Act of 1933 set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

44

DSG GLOBAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$8,968	$-
Accounts receivable, net of allowances of $12,933 and $47,289, respectively	112,453	90,038
Inventory	67,689	80,573
Prepaid expenses and deposits	12,920	56,076
TOTAL CURRENT ASSETS	202,030	226,687

NON-CURRENT ASSETS
Property and equipment	23,001	47,504
Intangible assets	15,943	16,580
TOTAL NON-CURRENT ASSETS	38,944	64,084

TOTAL ASSETS	$240,974	$290,771

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	$-	$5,316
Trade and other payables	3,125,576	2,568,792
Payable to related party	-	1,526
Deferred revenue	128,045	149,147
Warranty reserve	122,120	111,715
Convertible note payable to related party	310,000	339,791
Loans payable	894,096	866,269
Derivative liabilities	777,127	365,944
Convertible loans payable	1,821,316	1,398,961
TOTAL CURRENT LIABILITIES	7,178,280	5,807,461

MEZZANINE EQUITY
Redeemable non-controlling interest - preferred shares	$5,286,731	$5,286,731

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 850,000,000 shares authorized 123,304,115 and 30,291,187 shares outstanding, respectively	39,476	30,291
Additional paid in capital	17,156,332	15,982,222
Shares issued as deposit	(198,000)	-
Other accumulated comprehensive income	870,916	1,296,652
Deficit	(28,927,197)	(27,013,446)
Total shareholders’ deficit attributable to DSG Global, Inc.	(11,058,473)	(9,704,281)
Non-controlling interest	(1,165,564)	(1,099,140)
TOTAL STOCKHOLDERS’ DEFICIT	(12,224,037)	(10,803,421)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$240,974	$290,771

Going concern (Note 2)

Contingencies (Note 13)

Subsequent events (Note 14)

45

DSG GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenue	$303,151	$243,469	$975,623	$980,714
Cost of revenue	121,072	191,386	326,517	426,453
Gross profit	182,079	52,083	649,106	554,261

Operating expenses
Compensation	151,383	186,453	571,778	569,512
Research and development	-	18,088	-	54,436
General and administration	299,488	275,106	1,217,183	795,171
Warranty	18,354	49,390	25,716	161,762
Bad debts	21,670	2	67,047	4,285
Depreciation and amortization	8,668	11,755	24,178	39,692
Total operating expenses	499,563	540,794	1,905,902	1,624,858
Loss from operations	(317,484)	(488,711)	(1,256,796)	(1,070,597)

Other income (expense)
Foreign exchange gain (loss)	297,333	(23,816)	458,279	27,386
Other income (expense)	(465)	(8,407)	(5,884)	(9,950)
Unrealized gains (losses) on derivative instruments, net	(134,220)	-	(42,550)	-
Finance costs	(439,467)	(153,003)	(1,109,185)	(433,516)
Total other income (expense)	(276,819)	(185,226)	(699,340)	(416,080)

Net loss	(594,303)	(673,937)	(1,956,136)	(1,486,677)

Less attributed to non-controlling interest	(67,547)	108,559	42,385	238,706

Net loss attributable to DSG Global, Inc.	$(661,850)	$(565,378)	$(1,913,751)	$(1,247,971)

Net loss per share

Basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.04)

Weighted average number of shares:

Basic and diluted	38,552,866	30,291,187	35,155,243	30,291,187

46

DSG GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net loss	$(594,539)	$(673,937)	$(1,956,136)	$(1,486,677)
Change in foreign currency translation adjustments	(214,961)	34,481	(425,610)	(134,103)
Comprehensive loss	(809,264)	(639,456)	(2,381,746)	(1,620,780)
Less: Comprehensive loss attributable to non-controlling interest	(67,673)	107,670	42,259	236,759

Total comprehensive loss attributable to DSG Global, Inc.	$(876,937)	$(531,786)	$(2,339,487)	$(1,384,021)

47

DSG GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net loss attributable to the Company	$(1,956,136)	$(1,486,677)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,178	39,692
Inventory write-off	1,930	109,170
Depreciation included in cost of revenue	5,216	-
Amortization of deferred financing fees	25,786	-
Accretion of discounts on convertible debt	532,803	-
Gain on fair value adjustment on derivative liabilities	(119,268)	-
Reserve for bad debts	67,047	-
Shares issued for services	562,500	-
Gain / loss on extinguishment of debt	(3,143)	-
Changes in operating assets and liabilities:
Accounts receivable	(89,462)	(4,393)
Inventory	10,954	145,189
Funds held in trust	-	3,573
Prepaid expenses and deposits	43,156	63,435
Related party receivable	-	79,471
Other assets	-	34,285
Trade payables and accruals	562,320	487,653
Warranty reserve	10,405	-
Related party transactions	(1,526)	-
Deferred revenue	(21,102)	55,794
Net cash used in operating activities	(344,342)	(472,808)

Cash flows from investing activities
Purchase of property and equipment	-	(6,925)
Return of rental equipment	-	1,214
Purchase of intangible assets	-	(1,002)
Net cash used in investing activities	-	(6,713)

Cash flows from financing activities
Bank overdraft	(5,316)	4,003
Proceeds from issuance of common stock	50,000	-
Payments on notes payable	-	(70,128)
Proceeds from notes payable	721,750	551,028
Net cash provided by financing activities	766,434	484,903

Net increase in cash	422,092	5,382

Effect of exchange rate changes on cash	(413,124)	(5,382)

Cash at beginning of period	-	-
Cash at the end of the period	$8,968	$-

Supplemental disclosures (Note 11)

48

Note 1 – ORGANIZATION

DSG Global, Inc. was incorporated under the laws of the State of Nevada on September 24, 2007 as Boreal Productions Inc. We were formed to option feature films and TV projects to be packaged for sale to movie studios and production companies. On January 19, 2015, our board of directors approved an agreement and plan of merger to merge with DSG Global Inc., a Nevada corporation, and effected a name change to DSG Global, Inc. On April 17, 2008, we incorporated our wholly-owned subsidiary, DSG Tag Systems Inc. (“DSG TAG”), a company extra provincially registered in British Columbia, Canada, with operations in the design, manufacture, and marketing of fleet management solutions for the golf industry as well as commercial, government, and military applications. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd., a United Kingdom company (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”) and with the instructions to Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to U.S. GAAP rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim consolidated financial statements should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2016. Current and future financial statements may not be directly comparable to the Company’s historical financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

Principles of Consolidation

The consolidated financial statements include the accounts of DSG Global Inc. and its subsidiary DSG TAG., and its wholly owned subsidiary DSG UK. All material intercompany accounts and transactions were eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the allowance for doubtful accounts, valuation of inventory, fair value and estimated useful life of long-lived assets, fair value of convertible loans and derivative liabilities, fair-value of share-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

49

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

All trade receivables are due thirty days from the date billed. If the funds are not received within thirty days the customer is contacted to arrange payment. The Company uses the allowance method to account for uncollectable trade receivables.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Office furniture and equipment	5 years, straight-line
Computer equipment	3 years, straight-line
Rental equipment	5 years, straight-line

As of September 30, 2017, and December 31, 2016, property and equipment consisted of the following:

	September 30, 2017	December 31, 2016
Office furniture and equipment	$21,560	$20,838
Computer equipment	28,352	23,317
Accumulated depreciation	(47,879)	(39,414)
	$2,033	$4,741

As of September 30, 2017, and December 31, 2016, rental equipment consisted of the following:

	September 30, 2017	December 31, 2016
Tags	$134,385	$122,935
Text	29,701	27,171
Touch	24,603	22,507
Accumulated depreciation	(167,721)	(129,850)
	$20,968	$42,763

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Canada. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

50

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

Recently Issued Accounting Pronouncements

For fiscal years beginning after December 15, 2018:

In March 2017, the Financial Accounting Standards Board (“FASB”) issued ASC 2017-08 “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities” an amendment to shorten the amortization period for certain callable debt securities held at a premium to the earliest call date. The amendments do not require an accounting change for securities held at a discount.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued ASC 2017-11 “Earnings Per Share (Topic 260), Distinguishing Liability from Equity (Topic 480), and Derivatives and Hedging (Topic 815) – (i) Accounting for Certain Financial Instruments with Down Round Features (ii) Replace of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments.” The amendments in (i) change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and to help clarify existing disclosure requirements. The amendments in (ii) characterize the indefinite deferral of certain provisions and do not have an accounting effect.

The Company is currently evaluating the impact of the above standards on their consolidated financial statements. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Going Concern

These condensed consolidated interim financial statements have been prepared on a going concern basis, which imply the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, on the ability of the Company to grow its revenue base, on its ability to successfully grow the companies in which it is invested, and on the ability of the Company to obtain necessary equity financing to both support the latter objectives and to invest in and grow new companies. The Company has recurring losses since inception, and incurred a net loss of $1,913,751 during the period ended September 30, 2017, and had accumulated losses of $28,927,197 and a working capital deficit of $6,976,250 as at September 30, 2017. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations into the future. These condensed consolidated interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – ACCOUNTS RECEIVABLE

	September 30, 2017	December 31, 2016
Trade accounts receivable	$132,171	$137,327
Allowance for bad debts	(19,718)	(47,289)
Total trade accounts receivable, net	$112,453	$90,038

51

Note 4 – INTANGIBLE ASSETS

	September 30, 2017	December 31, 2016
Patent costs	$21,593	$21,253
Accumulated amortization	(5,650)	(4,673)
	$15,943	$16,580

Note 5 – TRADE AND OTHER PAYABLES

	September 30, 2017	December 31, 2016
Trade payables	$1,000,239	$940,722
Accrued expenses	233,223	388,331
Accrued interest	1,737,856	1,222,151
Other liabilities	154,258	17,588
Total trade and other payables	$3,125,576	$2,568,792

Note 6 – LOANS PAYABLE

	September 30, 2017	December 31, 2016

Unsecured, due on demand, interest 15% per annum	$203,533	$186,192
Unsecured, due on demand, interest 36% per annum	49,790	45,548
Unsecured, loan payable, interest 18% per annum	317,500	317,500
Unsecured, loan payable, fee for services payable on the original loan amount of 5% by May 6, 2016, 10% payable by June 5, 2016, or 20% payable by July 5, 2016	73,273	67,029
Unsecured, loan payable, interest 10% per annum, with a minimum interest amount of $25,000, due July 22, 2016.	250,000	250,000

	$894,096	$866,269

Note 7 – CONVERTIBLE NOTES

Related Party Notes

(a)	On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $310,000 to a company owned by a director of the Company. The convertible promissory note is unsecured, bears interest at 5% per annum, was due on March 30, 2016, and was convertible at $1.25 per share. As at September 30, 2017, the carrying value of the debenture was $310,000 (December 31, 2016 - $310,000).

(b)	On December 16, 2016, the Company issued a convertible promissory note in the principal amount of Cdn$40,000 to Brent Silzer, a family member of the CEO and CFO of the Company. The convertible promissory note is unsecured, bears interest at 8% per annum, was due on January 15, 2017, and was convertible at $0.05 per share. After January 15, 2017, interest accrues at 4% per month. Interest will be accrued and payable at the time of promissory note repayment.

On April 3, 2017, this related party convertible debenture and all unpaid interest and penalties was settled in cash of Cdn$45,500 and the issuance of 525,049 common shares pursuant to a debt settlement and subscription agreement as described in Note 9. As at September 30, 2017, the carrying value of the debenture was $nil (December 31, 2016 - $29,791).

52

Note 7 – CONVERTIBLE NOTES (continued)

Third Party Notes

(c)	On November 7, 2016, the Company entered into a securities purchase agreement with Coastal Investment Partners (the “Lender”). Pursuant to the agreement, the Lender provided the Company with proceeds of $125,000 on November 10, 2016. In exchange, the Company issued a secured convertible promissory note in the principal amount of $138,888.89 (the “Note”), inclusive of an 8% original issue discount, which bears interest at 8% per annum to the holder. The Note matures six months from issuance and is convertible at the option of the holder into our common shares at a price per share that is the lower of $0.12 or the closing price of our common stock on the conversion date. In addition, under the same terms, the Company also issued a secured convertible note of $50,000 in consideration of cash proceeds of $10,000 and another secured convertible note of $75,000 in consideration of cash proceeds of $10,000. Under the agreements, the Company has the right to redeem $62,500 and $40,000 of the notes in consideration of $1 each at any time prior to the maturity date in the event that the Note is exchanged or converted into a revolving credit facility with Coastal Investment, whereupon the two $10,000 convertible note balances shall be rolled into such credit facility. Discount on the notes was $116,389 and is being accreted over life of the notes.

On May 7, 2017, the Company triggered an event of default, under Section 6(a)(i) of the convertible note agreement with the Lender dated November 7, 2016, by failing to repay the full principal amount and all accrued interest. The entire principal amount of the loan is due on demand and shall continue to accrue interest at an increased rate of 1.5% per month (18% per annum) or the maximum rate permitted under applicable law until the note is repaid in full.

On May 8, 2017, the Company issued 100,000 common shares for the conversion of $5,000 of the $72,500 convertible note dated November 7, 2016. Refer to Note 9.

On May 24, 2017, the Company issued 210,000 common shares for the conversion of $10,500 of the $72,500 convertible note dated November 7, 2016. Refer to Note 9.

On May 25, 2017, the Lender provided conversion notice for the remaining principal $57,000 of the $72,500 convertible note dated November 7, 2016. This conversion was not processed by the Company’s transfer agent due to direction from the Company not to honor any further conversion notices from the Lender. In response, the Company received legal notification pursuant to the refusal to process further conversion notices, see note 14.

As at September 30, 2017, the carrying value of the debenture was $245,889 (December 31, 2016 - $82,056) and the fair value of the derivative liability was $145,000 (December 31, 2016 - $365,944). During the nine months ended September 30, 2017, the Company had accreted $179,333 (2016 - $nil) of the debt discount to interest expense.

(d)	On December 21, 2016, the Company entered into a convertible note agreement for the principal amount of $74,500 for consideration of proceeds of $72,250 received on January 10, 2017. The terms are payable at the date of maturity, December 21, 2017, together with interest of 12% per annum. Interest will be accrued and payable at the time of promissory note repayment. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) the closing sale price of the common stock on the trading day immediately preceding the closing date, and (ii) 50% of the lowest sale price for the common stock during the twenty five consecutive trading days immediately preceding the conversion date. Discounts and deferred financing fees on the note were $2,250 and $4,750, respectively, and are being accreted over life of the note. Derivative liability applied as discount on the note was $72,250 and is being accreted over the life of the note.

On July 24, 2017, the Company issued 800,000 common shares for the conversion of $26,850 of the principal and a $750 finance fee. Refer to Note 9.

As at September 30, 2017, the carrying value of the debenture was $31,111 (December 31, 2016 - $nil) and the fair value of the derivative liability was $47,650 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $58,952 (2016 - $nil) of the debt discount and $3,759 (2016 - $nil) of the financing fees to interest expense.

53

Note 7 – CONVERTIBLE NOTES (continued)

(e)	On January 18, 2017, the Company issued a convertible promissory note in the principal amount of $75,000. The terms are payable at the date of maturity, October 18, 2017, together with interest of 12% per annum. Interest will be accrued and payable at the time of promissory note repayment. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) 60% multiplied by the lowest trading price (representing a discount rate of 40%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this Note and (ii) the variable conversion price which means 50% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty five trading day period ending on the latest complete trading day prior to the conversion date. Debt issuance costs and deferred financing fees on the note were $4,750 and $2,750, respectively, and are being accreted over life of the note. Derivative liability applied as discount on the note was $75,000 and is being accreted over the life of the note.

On July 28, 2017, the Company issued 500,000 common shares for the conversion of $4,474 of principal and $4,586 of interest for a total conversion of $9,060. Refer to Note 9.

On September 7, 2017, the Company issued 750,000 common shares for the conversion of $12,549 of principal and $951 of interest for a total conversion of $13,500. Refer to Note 9.

As at September 30, 2017, the carrying value of the debenture was $57,977 (December 31, 2016 - $nil) and the fair value of the derivative liability was $57,977 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $79,750 (2016 - $nil) of the debt discount and $2,750 (2016 - $nil) of the financing fees to interest expense.

(f)	On April 3, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The terms are payable at the date of maturity, October 3, 2017, together with interest of 10% per annum. Interest will be accrued and payable at the time of promissory note repayment. In connection with the issuance of this convertible promissory note, the borrower shall issue 550,000 shares of common stock as a commitment fee provided, however, these shares must be returned if the note is fully repaid and satisfied prior to the date which is 180 days following the issuance. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price (representing a discount rate of 45%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty five trading day period ending on the latest complete trading day prior to the conversion date. Deferred financing fees on the note were $10,000 and are being accreted over the life of the note. Derivative liability applied as discount on the note was $100,000 and is being accreted over the life of the note.

As at September 30, 2017, the carrying value of the debenture was $108,197 (December 31, 2016 - $nil) and the fair value of the derivative liability was $100,000 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $98,361 (2016 - $nil) of the debt discount and $9,836 (2016 - $nil) of the financing fees to interest expense.

54

Note 7 – CONVERTIBLE NOTES (continued)

(g)	On June 5, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The terms are payable at the date of maturity, December 5, 2017, together with interest of 10% per annum. Interest will be accrued and payable at the time of promissory note repayment. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price (representing a discount rate of 45%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the conversion date. Deferred financing fees on the note were $7,000 and are being accreted over the life of the note. Derivative liability applied as discount on the note was $103,000 and is being accreted over the life of the note.

As at September 30, 2017, the carrying value of the debenture was $70,328 (December 31, 2016 - $nil) and the fair value of the derivative liability was $103,000 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $65,853 (2016 - $nil) of the debt discount and $4,475 (2016 - $nil) of the financing fees to interest expense.

(h)	On July 17, 2017, the Company issued a convertible promissory note in the principal amount of $135,000. The terms are payable at the date of maturity, July 17, 2018, together with interest of 10% per annum. Interest will be accrued and payable at the time of promissory note repayment. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) 45% multiplied by the lowest trading price during the previous twenty trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price during the previous thirty trading day period ending on the latest complete trading day prior to the conversion date. Deferred financing fees on the note were $16,500 and are being accreted over the life of the note. Derivative liability applied as discount on the note was $118,500 and is being accreted over the life of the note.

As at September 30, 2017, the carrying value of the debenture was $27,740 (December 31, 2016 - $nil) and the fair value of the derivative liability was $118,500 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $24,350 (2016 - $nil) of the debt discount and $3,390 (2016 - $nil) of the financing fees to interest expense.

(i)	On August 17, 2017, the Company issued a convertible promissory note in the principal amount of $110,500. The convertible debenture is unsecured, bears interest at 8% per annum, was due on August 16, 2018, and is convertible at 58% of to the lowest trading price during the previous trading days to the date of a conversion notice. Deferred financing fees on the note were $5,250 and are being accreted over the life of the note. Derivative liability applied as discount on the note was $105,000 and is being accreted over the life of the note.

As at September 30, 2017, the carrying value of the debenture was $13,592 (December 31, 2016 - $nil) and the fair value of the derivative liability was $105,000 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $12,945 (2016 - $nil) of the debt discount and $647 (2016 - $nil) of the financing fees to interest expense.

55

Note 7 – CONVERTIBLE NOTES (continued)

(j)	On September 6, 2017, the Company issued a convertible promissory note in the principal amount of $107,000. The note is unsecured, bears interest at 10% per annum, and is due on March 06, 2018. The holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of common stock at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price (representing a discount rate of 45%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the conversion date. Deferred financing fees on the note were $7,000 and are being accreted over the life of the note. Derivative liability applied as discount on the note was $100,000 and is being accreted over the life of the note.

As at September 30, 2017, the carrying value of the debenture was $14,188 (December 31, 2016 - $nil) and the fair value of the derivative liability was $100,000 (December 31, 2016 - $nil). During the nine months ended September 30, 2017, the Company had accreted $13,260 (2016 - $nil) of the debt discount and $928 (2016 - $nil) of the financing fees to interest expense.

(k)	As at September 30, 2017, the Company owed a convertible promissory note of $nil (December 31, 2016 - $150,000). The convertible promissory note is unsecured, bears interest at 24% per annum, was due on September 19, 2016 or upon filing of registration statement, and was convertible at $0.27 per share.

On May 17, 2017, the Company issued 3,000,000 common shares for the conversion of $150,000 of the principal pursuant to a debt settlement and subscription agreement as described in note 9.

(l)	As at September 30, 2017, the Company owed a convertible promissory note in the principal amount of $1,002,302 (Cdn$1,231,128) (December 31, 2016 - $916,905 (Cdn$1,231,128)). The convertible promissory note is unsecured, bears interest at 15.2% per annum, mature from February 28 to December 31, 2015, and is convertible into Tags units at the average closing price of the 120 days period prior to conversion date.

(m)	As at September 30, 2017, the Company owed a convertible promissory note in the principal amount of $250,000. The convertible promissory note is unsecured, bears interest at 10% per annum, is due on demand, and is convertible at $1.75 per share.

Note 8 – MEZZANINE EQUITY

DSG TAG has 150,000,000 shares of undesignated preferred stock authorized, each having a par value of $0.001 as of September 30, 2017 and December 31, 2016. DSG TAG designated 5,000,000 shares as Series A Convertible Preferred Stock (“Series A Shares”) and issued 4,309,384 Series A Shares to a company controlled by a director of DSG TAG for conversion of its debt of $5,386,731 on October 24, 2014. The Series A Shares have no general voting rights and carry a 5% per annum interest rate. Series A Shares that are converted to common shares are entitled to the same voting rights as other common shareholders. At any time on or after the issuance date any holder of Series A Shares may convert to common stock based on predetermined conversion price of $1.25 per share. The preferred shares are recorded in the consolidated financial statements as Mezzanine Equity. The Series A Shares are subject to a redemption obligation at $1.25 per share pursuant to the following terms:

●	On or before August 1, 2016, we must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares;

●	On or before September 1, 2016, we must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and

●	On or before October 1, 2016, we must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.14 million to redeem the remaining 2,509,384 Series A Shares.

As of September 30, 2017, 80,000 preferred shares have been purchased by an unrelated third-party and exchanged for 80,000 shares of common stock of DSG Global, Inc.

56

Note 9 – COMMON STOCK

On December 23, 2016, the Company entered into an investor relations agreement with Chesapeake Group Inc., to assist the Company in all phases of investor relations including broker/dealer relations. The contract commenced on January 3, 2017 and will end on July 2, 2017. In consideration for the agreement, the Company is committed to issuing 1,800,000 shares of common stock within ten days of the agreement, plus an additional 450,000 shares of common stock representing a monthly fee of $3,750. These shares of common stock are to be issued in monthly installments of 75,000 shares of common stock on the 2nd of each month beginning on February 2, 2017 and ending on July 2, 2017. On February 15, 2017, the Company issued 2,250,000 shares of common stock at a purchase price of $0.051 per common stock satisfying the full terms of the agreement.

On April 3, 2017, the Company entered into an agreement to issue 481,836 shares of common stock pursuant to the conversion of a Cdn$24,092 convertible note balance at a conversion price of $0.05 per share of common stock. The Company also agreed to issue 43,213 shares of common stock pursuant to the conversion of interest outstanding totaling Cdn$2,161 at a conversion price of $0.05 per share of common stock.

On April 6, 2017, the Company issued 550,000 shares of common stock as a commitment fee, pursuant to the terms of the convertible promissory note issued on April 3, 2017, see note 7. These shares are contingently redeemable, at the issuers control, pursuant to the agreement that the shares must be returned if the note is fully repaid and satisfied prior to the date which is 180 days following the issuance.

On April 7, 2017, the Company issued 500,000 shares of common stock pursuant to the Securities Purchase Agreement dated March 15, 2017 at $0.10 per common share for total consideration of $50,000.

On May 4, 2017, the Company approved the conversion of a $150,000 convertible note held by Gemini Holdings, Inc with the Company. Pursuant to this conversion, on May 17, 2017, the Company issued 3,000,000 shares of common stock to settle the note at a price of $0.05 per common share.

On May 8, 2017, the Company received a notice for the conversion of $5,000 of a $72,500 convertible note held with Coastal Investment Partners. The Company issued 100,000 shares of common stock pursuant to this conversion notice at a price of $0.05 per common share.

On May 8, 2017, the Company received a notice for the conversion of $10,500 of a $72,500 convertible note held with Coastal Investment Partners. The Company issued 210,000 shares of common stock pursuant to this conversion notice.

On July 11, 2017 the Company received a notice for the conversion of $27,000 of a $74,500 convertible note held with EMA. The Company issued 800,000 common shares at a conversion price of $0.0345 pursuant to this conversion.

On July 28, 2017 the Company received a notice for the conversion of $9,060 of a $75,000 convertible note held with Auctus Fund, LLC. The Company issued 500,000 common shares at a conversion price of $0.01812 pursuant to this conversion.

On September 7, 2017 the Company received a notice for the conversion of $13,500 of a $75,000 convertible note held with Auctus Fund, LLC. The Company issued 750,000 common shares at a conversion price of $0.018 pursuant to this conversion.

Non-controlling Interest

DSG TAG has 150,000,000 shares of undesignated preferred stock authorized, each having a par value of $0.001 as of September 30, 2017 and December 31, 2016. DSG TAG designated 5,000,000 shares as Series A Convertible Preferred Stock (“Series A Shares”) and issued 4,309,384 Series A Shares to a company controlled by a director of DSG TAG for conversion of its debt of $5,386,731 on October 24, 2014. The Series A Shares were not exchanged for securities of DSG Global, Inc. as part of the Share Exchange Agreement. As of September 30, 2017, the non-controlling interest was $1,165,564 (December 31, 2016 - $1,099,140).

57

Note 10 – RELATED PARTY TRANSACTIONS

On March 31, 2015, the Company entered into an agreement with a marketing firm that is owned by one of the directors of the Company. The terms included cash payment of $17,500 and a note in the amount of $310,000, with 5% interest per annum, convertible at the election of the holder into 248,000 shares of common stock of DSG Global, Inc. at a price of $1.25 per share, maturing on March 30, 2016. As of September 30, 2016, it was estimated that approximately 90% of the marketing services related to the agreement have been expensed in the amount of $280,000 and the remaining $30,000 is recorded as a prepaid deposit. As of September 30, 2017, a Director of the Company has filed a notice of default in regard to the related party convertible note on the financial statements of DSG TAG. The note was issued in lieu of marketing services, the note maturity date is March 31, 2016. On October 24, 2017, an interim award of $279,000 was enforced by the arbitrator.

As of September 30, 2017, the Company owes $205,162 (December 31, 2016 - $254,010) to the CEO and CFO of the Company for management fees, which has been recorded in trade and other payables. The amounts owing are unsecured, non-interest bearing, and due on demand.

As of September 30, 2017, the Company owes $nil (December 31, 2016 - $1,526) to a director and officer of the Company. The amount owing is unsecured, non-interest bearing, and due on demand.

Note 11 – SUPPLEMENTAL INFORMATION

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$24,080	$4,066

Non-cash financing and investing activities:
Shares issued for services	$562,500	$-
Shares issued for convertible notes payable	$346,544
Shares issued for convertible related party note payable	$20,252
Returnable shares issued for commitment fee	$198,000

Note 12 – WARRANTY RESERVE

The Company’s product warranty costs are part of its cost of sales based on associated material product costs, labor costs for technical support staff, and associated overhead. The products sold are generally covered by a warranty for a period of one year. As of September 30, 2017, the Company has set up a reserve for future warranty costs of $122,120 (December 31, 2016 - $111,715). The Company’s past experience with warranty related costs was used as a basis for the reserve. During the nine months ended September 30, 2017, the Company incurred warranty expense of $25,716 (2016 - $161,762).

In the normal course of business, the Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the Company’s bylaws contain similar indemnification obligations to the Company’s agents. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on the Company’s operating results, financial position, or cash flows.

58

Note 13 – CONTINGENCIES

On December 30, 2012, a corporation filed an action against the Company in the United States courts claiming patent infringement. On March 8, 2013, the parties agreed to a settlement, with the Company admitting no wrongdoing, in the amount of $125,000. The settlement is to be paid over an 18-month period in equal installments of $7,500 with annual interest at a rate of 8%. The Company has accrued all liabilities related to this matter in the financial statements.

On June 4, 2015, a shareholder of the Company’s subsidiary filed a lawsuit to recover a loan of Cdn$100,000 which was made on October 16, 2012 and was due on July 16, 2013 with accrued interest. On August 13, 2015, a settlement was reached between both parties to pay the loan amount remaining plus interest, for a total of $119,700. In addition, the shareholder’s outstanding shares of DSG TAG were converted into 18,422 shares of common stock of DSG Global, Inc. on October 22, 2015. On February 16, 2016, a new agreement was reached after a breach of the settlement agreement dated August 13, 2015. DSG TAG defaulted on the settlement agreement and both parties agreed to new terms. DSG TAG Systems agreed to pay the plaintiff Cdn$86,780 in monthly installations of Cdn$5,423.75 over a period of sixteen consecutive months, the first payment commencing April 20, 2016. DSG TAG failed to make further payments after 2 scheduled payments in May and June 2016. On September 27, 2016, the shareholder filed a Subpoena to Debtor at the Supreme Court of British Columbia. On October 17, 2016, the Supreme Court of British Columbia made an order in relating to the above discussed lawsuit from a shareholder to recover a loan of Cdn$100,000. DSG TAG was ordered to repay the remaining loan plus costs in the amount of $77,589 to the shareholder in 14 monthly payments of $5,500 each plus $589 at the 15th month, starting February 15, 2017. The Company has accrued liabilities related to this matter in the financial statements. As of September 30, 2017, the Company has not yet made any payments.

A Director of the Company, representing their company Adore Creative Agency Inc. (Adore) has filed a notice of default in regards to the related party convertible note on the financial statements of DSG TAG. The note was issued in lieu of marketing services, the note maturity date is March 31, 2016. The arbitrator awarded that a note payable due to Adore $279,000 is issuable and outstanding. The note was previously recorded on the balance sheet as a convertible note payable to a related party.

On September 7, 2016, a vendor has filed a Complaint for Damage in Florida to recover unpaid amounts of $27,335 plus interest. The invoice was not paid as the Company believes the vendor did not provide the service according to the agreement between the two parties. On May 31, 2017, the Company was ordered to repay the total invoice amount of $22,396 plus interest of $7,722 as well as costs and reasonable attorney fees totaling $9,971, which has been accrued on the financial statements. As of September 30, 2017, the Company not yet made any payments.

On May 31, 2017, in response to the Company’s refusal to process further conversion notices, the Company received legal notice that a lender of the Company would be commencing all collection efforts to recover convertible loans of $245,889. The letter also served as notice of an obligation to maintain all documents and records, including electronic information.

On October 10, 2017, a vendor filed a complaint for Breach of Contract with Superior Court of the State of California. The Complainant is alleging that it is contractually owed 1,848,130 of DSG’s common stock and has asked for a cash reward of $270,000. In addition, a related vendor also filed a complaint for $72,000 as part of consulting agreement the Company executed. The Company believes the vendors have not performed duties required on the contractual relationships and that obligations exist, so no obligation has been recorded.

Note 14 – SUBSEQUENT EVENTS

On November 16, 2017 the DSG Global Inc. Shareholder Report indicated that 60,727,920 shares had been issued to Cede & Co during the months of October and November 2017.

59

DSG GLOBAL COMPANIES, INC. DECEMBER 31, 2016 AND 2015 CONTENTSLichter, Yu and Associates, Inc.

Certified Public Accountants

21031 Ventura Blvd., suite 316

Woodland Hills, CA 91364

Tel (818)789-0265 Fax (818) 789-3949

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

DSG Global, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of DSG Global, Inc. and Subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2016. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DSG Global, Inc. and Subsidiary as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the two year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has an accumulated deficit of $27,013,446 and negative working capital of $5,580,774 which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lichter, Yu and Associates, Inc.

Woodland Hills, California
April 28, 2017

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DSG GLOBAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash	$-	$-
Trade receivables, net	90,038	73,212
Inventories	80,573	306,648
Funds held in trust	-	3,414
Prepaid expenses and deposits	56,076	155,932
Other current assets	-	26,902
Receivable from related party	-	91,727
TOTAL CURRENT ASSETS	226,687	657,835

NON-CURRENT ASSETS
Intangible assets, net	16,580	16,984
Fixed assets, net	4,741	6,971
Equipment on lease, net	42,763	105,526
TOTAL NON-CURRENT ASSETS	64,084	129,481

TOTAL ASSETS	$290,771	$787,316

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	$5,316	$25,269
Trade and other payables	2,568,792	1,428,509
Payable to related party	1,526	-
Deferred revenue	149,147	99,739
Warranty reserve	111,715	108,381
Convertible note payable to related party	339,791	310,000
Loans payable	866,269	546,137
Derivative liability	365,944	-
Convertible notes payable	1,398,961	1,139,543
TOTAL CURRENT LIABILITIES	5,807,461	3,657,579

Commitments and contingencies	-	-

MEZZANINE EQUITY
Redeemable Noncontrolling Interest - Preferred Shares	$5,286,731	$5,286,731

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 125,000,000 shares authorized and 30,291,187 outstanding at December 31, 2016 and December 31, 2015.	30,291	30,291
Additional paid in capital	15,982,222	15,873,724
Other accumulated comprehensive income	1,296,652	1,306,959
Accumulated deficit	(27,013,446)	(24,707,197)
Total shareholders’ deficit attributable to DSG Global	(9,704,281)	(7,496,223)
Noncontrolling interest	(1,099,140)	(660,771)
TOTAL STOCKHOLDERS’ DEFICIT	(10,803,421)	(8,156,994)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$290,771	$787,316

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Revenue	$1,169,936	$1,911,935
Cost of revenue	513,638	1,140,065
Gross profit	656,298	771,870

Operating Expenses
Compensation expense	972,179	853,507
Research and development expense	58,115	41,070
General and administration expense	1,021,482	1,347,547
Warranty expense	202,393	325,820
Bad debt	38,202	(7,045)
Depreciation and amortization expense	49,664	49,463
Total operating expense	2,342,035	2,610,362
Loss from operations	(1,685,737)	(1,838,492)

Other Income (Expense)
Foreign currency exchange	(47,497)	(96,177)
Other (expenses) income	(10,702)	56,974
Finance costs	(1,024,723)	(619,451)
Total Other Expense	(1,082,922)	(658,654)

Loss from continuing operations before income taxes	(2,768,659)	(2,497,146)

Provision for income taxes	-	-

Net loss	(2,768,659)	(2,497,146)

Less attributed to noncontrolling interest	462,410	404,962

Net loss attributable to DSG Global	$(2,306,249)	$(2,092,184)

Net loss per share

Basic and Diluted:
Basic	$(0.076)	$(0.081)
Diluted	$(0.076)	$(0.081)

Weighted average number of shares used in computing basic and diluted net loss per share:
Basic	30,291,187	25,965,534
Diluted	30,291,187	25,965,534

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Net loss	$(2,768,659)	$(2,497,146)
Other comprehensive income

Change in foreign currency translation adjustments	(15,978)	269,991
Comprehensive loss	(2,784,637)	(2,227,155)
Less: Comprehensive loss attributable to noncontrolling interest	468,081	435,800

Total comprehensive loss attributable to DSG Global	$(2,316,556)	$(1,791,355)

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Equity Attributable to Common Shareholders’
	Common Stock		Additional Paid in	Accumulated	Accumulated Comprehensive	Total Deficit Attributable to Common	Noncontrolling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Shareholders’	Interest	Deficit

Balance December 31, 2015	30,291,187	$30,291	$15,873,724	$(24,707,197)	$1,306,959	$(7,496,223)	$(660,771)	$(8,156,994)

Adjustment to paid in capital for minority interest	-	-	(24,041)	-	-	(24,041)	24,041	-
Beneficial conversion feature of loans	-	-	132,539	-	-	132,539	-	132,539
Net (loss) income for 2016	-	-	-	(2,306,249)	(10,307)	(2,316,556)	(462,410)	(2,778,966)

Balance December 31, 2016	30,291,187	$30,291	$15,982,222	$(27,013,446)	$1,296,652	$(9,704,281)	$(1,099,140)	$(10,803,421)

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2016	December 31, 2015

Net loss attributable to the Company	(2,768,659)	(2,497,146)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	49,664	49,463
Inventory write-off	116,058	-
Interest on discount of convertible debt	143,912	-
Non-cash fair value adjustment on derivative	223,795	-
Reserve for bad debt	33,947	-
Non-cash financing costs	-	188,580
Notes issued for services	-	303,079

(Increase) decrease in assets:
Trade receivables, net	(48,710)	67,354
Inventories	153,495	(83,785)
Funds held in trust	3,564	(3,695)
Prepaid expense and deposits	43,691	219,072
Related party receivable	97,313	16,660
Other assets	34,202	21,828
Increase (decrease) in current liabilities:
Trade payables and accruals	1,250,632	805,119
Warranty reserve	-	117,315
Deferred revenue	46,939	107,959
Net cash used in operating activities	(620,157)	(688,196)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,992)	(9,479)
Return (purchase) of equipment on lease	21,436	87,208
Purchase of intangible assets	(790)	(5,030)
Cash acquired from merger	-	89,001
Net cash provided by (used in) investing activities	18,654	161,700

Cash flows from financing activities
Bank overdraft	(33,699)	27,601
Proceeds from issuing shares	-	103,660
Payments on notes payable	(47,327)	(146,233)
Proceeds from notes payable	650,099	340,964
Related party loan payable, net	30,175	120,677
Net cash provided by financing activities	599,248	446,668

Net increase in cash and cash equivalents	(2,255)	(79,828)

Effect of exchange rate changes on cash and cash equivalents	2,255	(12,012)

Cash and cash equivalents at beginning of period	-	91,840
Cash and cash equivalents at the end of the period	$-	$-

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$5,386	$5,803

Supplemental schedule of non-cash financing activities:
Issuance of stock for financing costs	$-	$188,580
Noncontrolling interest change to mezzanine equity		$5,286,731

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMEN

Note 1 –ORGANIZATION

DSG Global, Inc. (formerly Boreal Productions Inc.) was incorporated under the laws of the State of Nevada on September 24, 2007. We were formed to option feature films and TV projects to be packaged for sale to movie studios and production companies.

Previously, in anticipation of the share exchange agreement with DSG Tag Systems, Inc. (“DSG TAG”), we undertook to change our name and effect a reverse stock split of our authorized and issued common stock. Accordingly, on January 19, 2015, our board of directors approved an agreement and plan of merger to merge with our wholly-owned subsidiary DSG Global Inc., a Nevada corporation, to affect a name change from Boreal Productions Inc. to DSG Global, Inc. Our company remains the surviving company. DSG Global, Inc. was formed solely for the change of our name.

Subsequent to the closing of the share exchange agreement with DSG TAG, we have adopted the business and operations of DSG TAG.

DSG TAG was incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd. in the United Kingdom (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

Reverse Acquisition

On April 13, 2015, we entered into a share exchange agreement with DSG TAG and the shareholders of DSG TAG who become parties to the agreement. Pursuant to the terms of the share exchange agreement, we agreed to acquire not less than 75% and up to 100% of the issued and outstanding common shares in the capital stock of DSG TAG in exchange for the issuance to the selling shareholders of up to 20,000,000 shares of our common stock on the basis of 1 common share for 5.4935 common shares of DSG TAG.

On May 6, 2015, we completed the acquisition of approximately 75% (82,435,748 common shares) of the issued and outstanding common shares of DSG TAG as contemplated by the share exchange agreement by issuing 15,185,875 shares of our common stock to shareholders of DSG TAG who became parties to the agreement. In addition, concurrent with the closing of the share exchange agreement, we issued an additional 179,823 shares of our common stock to Westergaard Holdings Ltd. in partial settlement of accrued interest on outstanding indebtedness of DSG TAG.

Following the initial closing of the share exchange agreement and through July 6, 2015, we acquired an additional 27,035,175 shares of common stock of DSG TAG from shareholders who became parties to the share exchange agreement, and issued to these shareholders an aggregate of 4,921,303 shares of our common stock. Following completion of these additional purchases, DSG Global owns 100% (109,572,123 common shares) of the issued and outstanding shares of common stock of DSG TAG as of October 13, 2015.

As of October 13, 2015, an aggregate of 101,200 of the issued and outstanding shares of common stock of DSG TAG (less than 0.1%) has been converted by the last remaining shareholder of DSG TAG. As of October 2015, we own 100% (109,572,123 common shares) of the issued and outstanding shares of common stock of DSG TAG. See Part II, Item 1. “Legal Proceeding,” of this Form 10-K for a description of the settlement agreement and the additional changes to the original agreement, that has been amended in February 2016. Additionally, an aggregate of 4,229,384 shares of Series A Convertible Preferred Stock of DSG TAG continues to be held by Westergaard Holdings Ltd., an affiliate of Keith Westergaard, a member of our board of directors.

The reverse acquisition was accounted for as a recapitalization effected by a share exchange, wherein DSG TAG Systems is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. We adopted the business and operations of DSG TAG upon the closing of the share exchange agreement.

When used in these notes, the terms “Company,” “we,” “our,” or “us” mean DSG Global, Inc. and its subsidiary DSG Tag Systems, Inc. and its wholly-owned subsidiary DSG Tag Systems International, Ltd.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

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Principles of Consolidation

The consolidated financial statements include the accounts of DSG Global Inc. and its subsidiary DSG Tag Systems, Inc. and its wholly owned subsidiary DSG Tag Systems International, Ltd., collectively referred to as the Company. All material intercompany accounts, transactions and profits were eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

Exchange (Loss) Gain

During the years ended December 31, 2016 and 2015, the transactions of the Company and its subsidiary were denominated in foreign currencies and were recorded in Canadian dollar (CAD), or British Pounds (GBP), at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income

The accounts of the Company and its subsidiary were maintained, and its financial statements were expressed, in CAD and GBP. Such financial statements were translated into United States dollars (USD) with the CAD or GBP as the functional currency. All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholders’ deficit is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company accrues for warranty costs, sales returns, and other allowances based on its historical experience.

Research and Development

Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. Research and development is expensed and is included in operating expenses.

Income Taxes

The Company utilizes the liability method of accounting for income tax. Under the liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statements and tax basis of assets and liabilities measured by the current enacted tax rates in effect for the years in which these differences are expected to reverse.

The Company has adopted accounting standards for the accounting for uncertain income taxes. These standards provide guidance for the accounting and disclosure about uncertain tax positions taken. Management believes that all of the positions taken in its federal and states income tax returns are more likely than not to be sustained upon examination.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Canada, United States and the United Kingdom. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At December 31, 2016 and 2015, there were no uninsured balances for accounts in Canada, the United States and the United Kingdom. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

All accounts receivable are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days the customer is contacted to arrange payment. The Company uses the allowance method to account for uncollectable accounts receivable. The allowance for doubtful accounts as of December 31, 2016 and 2015 was $47,289 and $14,368, respectively.

Financing Receivables and Guarantees

The Company provides financing arrangements, including operating leases and financed service contracts for certain qualified customers. Lease receivables primarily represent sales-type and direct-financing leases. Leases typically have two- to three-year terms and are collateralized by a security interest in the underlying assets. The Company makes an allowance for uncollectible financing receivables based on a variety of factors, including the risk rating of the portfolio, macroeconomic conditions, historical experience, and other market factors. At December 31, 2016 and 2015 management determined that there was no allowance necessary. The Company also provides financing guarantees, which are generally for various third-party financing arrangements to channel partners and other customers. The Company could be called upon to make payment under these guarantees in the event of nonpayment to the third party.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs were $221,868 and $354,936 for the years ended December 31, 2016 and 2015, respectively.

Inventory

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower. As of December 31, 2016 and 2015, inventory only consisted of finished goods.

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Fixed Assets

Fixed assets are stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Rental equipment:
Tag	5-year useful life
Touch/Text	5-year useful life
Office furniture and equipment	5-year useful life
Computer equipment	3-year useful life

As of December 31, 2016 and 2015, fixed assets consisted of the following:

	December 31, 2016	December 31, 2015
Furniture and equipment	$20,838	$20,216
Computer equipment	23,317	24,695
Accumulated depreciation	(39,414)	(37,940)
	$4,741	$6,971

As of December 31, 2016 and 2015, leased equipment consisted of the following:

	December 31, 2016	December 31, 2015
Tags	$122,935	$141,400
Text	27,171	26,195
Touch	22,507	20,386
Accumulated Depreciation	(129,850)	(82,455)
	$42,763	$105,526

As of December 31, 2016 and 2015, total depreciation expense was $49,664 and $49,463 for the fixed assets and leased equipment, respectively.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “ Fair Value Measurements and Disclosures ,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “ Financial Instruments ,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC Topic 480, “ Distinguishing Liabilities from Equity ,” and ASC Topic 815, “ Derivatives and Hedging .”

As of December 31, 2016 and 2015, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Basic and Diluted Net Loss per Common Share

Basic and diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Our potentially dilutive shares, which include outstanding convertible loans and notes, have not been included in the computation of diluted net loss per share attributable to common stockholders for all periods presented, as the results would be antidilutive. Such potentially dilutive shares are excluded when the effect would be to reduce net loss per share.

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The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015

Net loss attributable to DSG Global Inc.	$(2,306,249)	$(2,092,184)
Net loss per share
Basic and Diluted:
Basic	$(0.076)	$(0.081)
Diluted	$(0.076)	$(0.081)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	30,291,187	25,965,534
Diluted	30,291,187	25,965,534

Intangible Assets

The Company records identifiable intangible assets at fair value on the date of acquisition and evaluates the useful life of each asset. Finite-lived intangible assets primarily consist of software development capitalized. Finite-lived intangible assets are amortized on a straight-line basis and are tested for recoverability if events or changes in circumstances indicate that their carrying amounts may not be recoverable. These intangibles have useful lives ranging from 1 to 20 years.

Stock-Based Compensation

We recognize all share-based payments to employees and to non-employee directors as compensation for service on our board of directors as compensation expense in the consolidated financial statements based on the fair values of such payments. Stock-based compensation expense recognized each period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recently Issued Accounting Pronouncements

For fiscal years beginning after December 15, 2016 :

In April 2016, the FASB issued ASC 2016-10 “ Revenue from Controls with Customers (Topic 606) – Identifying Performance Obligations and Licensing” . These amendments are intended to clarify the identifying of performance obligations and the licensing of implementation guidance, while retaining the related principles for those areas. These amendments are effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is not permitted.

In March 2016, the FASB issued ASC 2016-09, “ Compensation – Stock Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting ”. These amendments are intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Early adoption is permitted. Entities have the option to apply the amendments on either a prospective basis or a modified retrospective basis.

In November 2015, the FASB issued ASC 2015-17 “ Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes” guidance simplifying the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Early adoption permitted.

In August 2014, the FASB issued ASC 2014-15 “ Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” new guidance which provides details on when and how to disclose going concern uncertainties. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year and to provide certain footnote disclosures if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. Early adoption permitted.

In July 2015, the FASB issued ASC 2015-11 “ Inventory (Topic 330) – Simplifying the Measurement of Inventory” . This standard requires entities that use inventory methods other than the last-in, first-out (LIFO) or retail inventory method to measure inventory at the lower of cost or net realizable value, which is defined as the estimated selling prices in the normal course of business, less reasonably predictable costs of completion, disposal, and transportation.

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For fiscal years beginning after December 15, 2017 :

In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASC 2016-15 “ Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments” . These amendments are intended to provide guidance for each of the eight issues included, to reduce the current and potential future diversity in practice. Early adoption is permitted including in an interim period.

In January 2016, the FASB issued ASC 2016-01 “ Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Liabilities” a new standard related primarily to accounting for equity investments, financial liabilities where the fair value option has been elected, and the presentation and disclosure requirements for financial instruments. There will no longer be an available-for-sale classification and therefore, no changes in fair value will be reported in other comprehensive income for equity securities with readily determinable fair values. Early adoption is permitted.

For fiscal years beginning after December 15, 2018 :

In February 2016, the FASB issued ASC 2016-02 “ Leases (Topic 842)” a comprehensive standard related to lease accounting to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Most significantly, the new guidance requires lessees to recognize operating leases with a term of more than 12 months as lease assets and lease liabilities. The adoption will require a modified retrospective approach at the beginning of the earliest period presented. Early adoption permitted.

The Company is currently evaluating the impact of the above standards on their consolidated financial statements. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $27,013,446 as of December 31, 2016 and had a net loss of $2,768,659 for the year ended December 31, 2016.

While the Company is attempting to grow revenues, improve margins and lower costs, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management is seeking to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – ACCOUNTS RECEIVABLE, NET

As of December 31, 2016 and 2015, accounts receivable consists of the following:

	December 31, 2016	December 31, 2015
Accounts receivables	$137,327	$87,580
Allowance for bad debt	(47,289)	(14,368)
Total accounts receivables, net	$90,038	$73,212

Note 5 – OTHER ASSETS

Other assets consist of the following as of December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
GST/VAT Receivable	$-	$26,902
	$-	$26,902

Note 6 – INTANGIBLE ASSETS

Intangible assets consist of the following of December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Intangible Asset - Patents	$21,253	$20,473
Accumulated Amortization	(4,673)	(3,489)
	$16,580	$16,984

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The estimated useful life of the Patent is twenty years. Patents are amortized on a straight-line basis. As of December 31, 2016, $4,673 has been amortized.

Note 7 – TRADE AND OTHER PAYABLES

As of December 31, 2016 and 2015, trade and other payables consist of the following:

	December 31, 2016	December 31, 2015
Accounts payable	$940,722	$742,256
Accrued expenses	388,331	35,113
Accrued interest	1,222,151	622,903
Other liabilities	17,588	28,237
Total payables	$2,568,792	$1,428,509

Note 8 – LOANS PAYABLE

As of December 31, 2016 and 2015, loans payable consisted of the following:

	December 31, 2016	December 31, 2015

Unsecured, due on demand, interest 15% per annum	$186,192	$180,635
Unsecured, due on demand, interest 36% per annum	45,548	50,502
Unsecured, loan payable, interest 18% per annum	317,500	315,000
Unsecured, loan payable, fee for services payable on the original loan amount of 5% by May 6, 2016, 10% payable by June 5, 2016, or 20% payable by July 5, 2016	67,029	-
Unsecured, loan payable, interest 10% per annum, with a minimum interest amount of $25,000, due July 22, 2016.	250,000	-
Total	$866,269	$546,137

Current portion	866,269	546,137
Long term portion	-	-
Total	$866,269	$546,137

Note 9 – CONVERTIBLE LOANS

As of December 31, 2016 and 2015, convertible loans payable consisted of the following:

Convertible Loans

	December 31, 2016	December 31, 2015
Unsecured, interest 15.2% per annum, from equity investment, mature from February 28, 2015 to December 31, 2015. Principal is repayable in cash or Tags units. Convertible at the average closing price of the 120 days period prior to conversion date	$916,905	$889,543
Unsecured, interest 10% per annum. Principal plus interest repayable in cash or common shares due on demand. Convertible at $1.75 per share	250,000	250,000
Unsecured, interest 2% per month. Principal plus interest repayable in cash or common shares. Due 45 days from August 5, 2016 or upon filing of registration statement, convertible at $0.27 per share	150,000	-
Senior secured, interest 8% per annum. Repayable in cash or common shares at the lower of (i) twelve cents ($0.12) and (ii) the closing sales price of the Common Stock on the date of conversion. (1)	261,389	-
Less: debt discount (1)	(179,333)	-
Total	$1,398,961	$1,139,543

Current portion	1,398,961	1,139,543
Long term portion	$-	$-

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Convertible Loans to Related Party

	December 31, 2016	December 31, 2015
Unsecured, interest 5% per annum, matures March 30, 2016, and is convertible at $1.25/per share	$310,000	$310,000
Unsecured, 8% annual rate for one month; if not paid by July 16, 2016, 4% per month thereafter; convertible at $0.08 per share.	29,791	-
Total current portion	$339,791	$310,000

Securities Purchase Agreement – Coastal Investment

(1) On November 7, 2016, we entered into a securities purchase agreement with Coastal Investment Partners. Pursuant to the agreement, Coastal Investment provided us with cash proceeds of $125,000 on November 10, 2016. In exchange, we issued a secured convertible promissory note in the principal amount of $138,888.89 (the “$138,888.89 Note”), inclusive of an 8% original issue discount, which bears interest at 8% per annum to the holder. The $138,888.89 Note matures six months from issuance and is convertible at the option of the holder into our common shares at a price per share that is the lower of $0.12 or the closing price of our common stock on the conversion date. In addition, under the same terms, the company also issued a secured convertible note of $50,000 in consideration of cash proceeds of $10,000 and another secured convertible note of $72,500 in consideration of cash proceeds of $10,000. Discount on the notes was $116,389 and is being amortized over life of the notes.

The fair market value of the potential derivative liability was $365,944, recorded as of December 31, 2016, and was calculated using the binomial method with a volatility rate of 171% and discount interest rate of 0.62%. Derivative liability applied as discount on the notes was $145,000 and is being amortized over the life of the notes.

Under the agreements, the Company has the right to redeem $62,500 and $40,000 of the notes in consideration of $1 each at any time prior to the maturity date in the event that the $138,888.89 Note is exchanged or converted into a revolving credit facility with Coastal Investment, whereupon the two $10,000 convertible note balances shall be rolled into such credit facility.

Note 10 – PAYABLE TO SHAREHOLDER

On October 1, 2015, the Company converted the debt of $149,766 payable to a shareholder and former director of the Company that is unsecured and carries no interest. The debt was converted into shares of the Company’s common stock at a conversion price equal to the price at which the Company sells shares of common stock in its next equity financing.

Note 11 – MEZZANINE EQUITY

DSG TAG has 150,000,000 shares of undesignated preferred stock authorized, each having a par value of $0.001 as of December 31, 2016 and 2015. DSG TAG designated 5,000,000 shares as Series A Convertible Preferred Stock (“Series A Shares”) and issued 4,309,384 Series A Shares to a company controlled by a director of DSG TAG for conversion of its debt of $5,386,731 on October 24, 2014. The Series A Shares have no general voting rights and carry a 5% per annum interest rate. Series A Shares that are converted to common shares are entitled to the same voting rights as other common shareholders. At any time on or after the issuance date any holder of Series A Shares may convert to common stock based on predetermined conversion price of $1.25 per share. The preferred shares are recorded in the consolidated financial statements as non-controlling interest. The Series A Shares were not exchanged for securities of DSG Global, Inc. as part of the Share Exchange Agreement. The Series A Shares are subject to a redemption obligation pursuant to which the Company must redeem at a price of $1.25 per share, 900,000 Series A Shares ($1,250,000) by May 1, 2016, an additional 900,000 Series A Shares ($1,250,000) by June 1, 2016, and the remaining 2,509,384 Series A Shares ($3,136,730) by July 1, 2016.

As of December 31, 2016, 80,000 preferred shares were purchased by an unrelated third-party and exchanged for 80,000 shares of common stock of DSG Global, Inc.

Note 12 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company has 125,000,000 shares of common stock authorized, each having a par value of $0.001, as of December 31, 2016 and 2015. According to the Share Exchange Agreement dated April 13, 2015, we agreed to acquire not less than 75% and up to 100% of the issued and outstanding common shares of DSG TAG in exchange for the issuance to the subscribing shareholders of up to 20,000,000 shares of our common stock on the basis of 1 common share of DSG Global, Inc. for 5.4935 common shares of DSG TAG. The Company also issued an additional 179,823 common shares to a director of DSG TAG to meet debt agreement obligations. There were 30,291,187 shares of common stock of the Company issued and outstanding as of December 31, 2016 and 2015, respectively. Each share of common stock is entitled to one (1) vote.

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Non-controlling Interest

DSG TAG has 150,000,000 shares of undesignated preferred stock authorized, each having a par value of $0.001 as of December 31, 2015 and 2014. DSG TAG designated 5,000,000 shares as Series A Convertible Preferred Stock (“Series A Shares”) and issued 4,309,384 Series A Shares to a company controlled by a director of DSG TAG for conversion of its debt of $5,386,731 on October 24, 2014. The Series A Shares were not exchanged for securities of DSG Global, Inc. as part of the Share Exchange Agreement. Noncontrolling interest as of December 31, 2016 and 2015 was $1,099,140 or 16.18% and $660,771 or 16.18%, respectively.

Note 13 – STOCK OPTIONS AND WARRANTS

Stock Compensation to employees and officers

On March 1, 2013, the Company extended warrants issued in 2008 to five employees and officers that were to expire on March 31, 2013 to December 31, 2016. The Company issued warrants to these individuals to purchase an aggregate of 7,006,098 shares of common stock. The warrants had an exercise price of $0.23 per share. The fair value of the warrants at the time they were extended was estimated at $769,760 using a Black-Scholes model with the following assumptions: expected volatility of 17%, risk free interest of 0.38%, expected life of 3 years and no dividends. The fair value of the warrants were recorded as equity and compensation expense. On January 18, 2015, DSG TAG cancelled 5,913,898 of the warrants. The remaining 1,092,200 warrants expired as of December 31, 2016.

Stock Warrant for Convertible Loan

In connection with the extension of a convertible loan for $2,614,268, DSG TAG issued warrants to the convertible loan holder to purchase an aggregate of 546,100 shares of common stock of DSG TAG. The warrants had an exercise price of $0.23 per share and an expiration date of December 31, 2016. The fair value of the warrants was estimated at $112,596 using a Black-Scholes model with the following assumptions: expected volatility of 15%, risk free interest of 0.68%, expected life of 3 years and no dividends. The fair value of the warrants was recorded as equity and a debt discount and was amortized to interest expense over the term of the loan. The final debt discount balance as of December 31, 2013 was $96,724. The convertible loan was converted into equity in September 2014 at which time the remaining unamortized debt discount of $69,233 was expensed. On January 18, 2015, the warrants were cancelled.

Note 14 – RELATED PARTY TRANSACTIONS

On March 31, 2015, the Company entered into an agreement with a marketing firm that is owned by one of the directors of the Company. The terms included cash payment of $17,500 and a note in the amount of $310,000, with 5% interest per annum, convertible at the election of the holder into 248,000 shares of Common Stock of DSG Global, Inc. at a price of $1.25 per share, maturing on March 30, 2016. As of December 31, 2016, it was estimated that approximately 90% of the marketing services related to the agreement have been provided and we have therefore expensed $280,000 and the remaining $30,000 is recorded as a prepaid deposit. As of March 31, 2016, the Director of the Company has filed a lawsuit for payment of the convertible note and the Company has countersued for failure to provide services as obligated as per the agreement. (See Note 17).

A shareholder and former director of the Company is owed $149,766. On May 6, 2015 upon the closing of the Share Exchange Agreement, the director resigned. On October 1, 2015, the parties agreed to convert this debt into shares of the Company’s common stock at a conversion price equal to the price at which the Company sells shares of common stock in its next equity financing. The $149,766 was converted to 85,580 shares at $1.75 USD per share on October 1, 2015.

On June 16, 2016, a convertible loan was received from a related party in the amount of $29,791. Interest is 8% annual rate for one month and 4% monthly rate thereafter if not paid by July 16, 2016. The note is convertible at $0.08 per share. (See Note 9).

Amount due to and from related party at December 31, 2016 and 2015 was $(1,526) and $91,727, respectively. The amounts consist of advances to a director and officer of the Company. These amounts are unsecured, non-interest bearing and due on demand.

Note 15 – INCOME TAX

For the years ended December 31, 2016 and 2015, there is $nil and $nil current and deferred income tax expense, respectively, reflected in the Statement of Operations.

The following are the components of income before income tax reflected in the Statement of Operations for the years ended December 31, 2016 and 2015:

Component of Loss Before Income Tax and Noncontrolling Interest

	December 31, 2016	December 31, 2015
Loss before income tax and noncontrolling interest	$(2,768,659)	$(2,497,146)
Income Tax	$-	$-
Effective tax rate	0%	0%

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Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of December 31, 2016, the Company had net operating losses, or NOLs, of approximately $27 million to offset future taxable income in Canada and the United Kingdom. The deferred tax assets at December 31, 2016 were fully reserved. Management believes it is more likely than not that these assets will not be realized in the near future.

Note 16 – GEOGRAPHIC SEGMENT INFORMATION

As a result of the reverse merger on May 6, 2015, the Company operates in three regions: Canada, United Kingdom and the United States of America. All inter-company transactions are eliminated in consolidation. Prior to the merger, the Company operated in two regions.

For the years ended December 31, 2016 and 2015, geographic segment information is as follows:

For the Year Ended December 31, 2016	Canada	United Kingdom	United States	Elimination	Consolidated

Revenue	$922,654	$258,054	-	$(10,772)	$1,169,936
Cost of Revenue	397,095	127,315	-	(10,772)	513,638
Total Expenses	2,004,848	322,356	14,830		2,342,035
Other Income (Expenses)	(989,743)	(33,843)	(1,137)		(1,024,723)
Noncontrolling Interest	462,410	-	-		462,410
Net (Loss) Income	(2,064,821)	(225,461)	(15,967)		(2,306,249)
Assets	222,634	16,444	51,693	(200,139)	290,771
Liabilities	5,456,349	339,374	11,738	(200,139)	5,807,461

For the Year Ended December 31, 2015	Canada	United Kingdom	United States	Elimination	Consolidated

Revenue	$1,686,990	$481,555	-	$(256,610)	$1,911,935
Cost of Revenue	1,085,877	310,798	-	(256,610)	1,140,065
Total Expenses	2,332,014	282,339	(3,991)	-	2,610,362
Other Income (Expenses)	(653,613)	(7,170)	2,129	-	(658,654)
Noncontrolling Interest	404,962	-	-	-	404,962
Net (Loss) Income	(1,979,552)	(118,752)	6,120	-	(2,092,184)
Assets	797,904	81,641	70,776	(163,005)	787,316
Liabilities	3,578,182	227,547	14,855	(163,005)	3,657,579

Note 17 – COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases offices in Canada under a renewable operating lease which originally expired on April 30, 2016, following which the term of the lease is month to month, with 30 days’ notice to terminate. If no agreement is signed, the Landlord reserves the right to terminate the Lease on March 31, 2016.

On April 7, 2016, the Company signed an additional two-month extension on the current lease with a term of May 1, 2016 to July 31, 2016. During the year ended December 31, 2016, the lease was extended and will expire on January 31, 2017.

On February 15, 2017, an additional six-month extension on the lease was signed with the term beginning on February 1, 2017 and ending on July 31, 2017.

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The annual rent for the premises in Canada is approximately $66,000. For the years ended December 31, 2016 and 2015, the aggregate rental expense was CAD $92,825 and CAD $82,531, respectively. Rent expense included other amounts paid in Canada and the United Kingdom for warehouse storage and offices on a month-to-month or as-needed basis.

The Company signed an operating lease agreement through National Leasing for a photocopier. The lease terms are for 60 months commencing on May 22, 2015 and ending April 22, 2020 with a monthly lease payment of approximately $183.

The following table summarizes our future minimum payments under these arrangements as of December 31, 2016:

December 31:
2017	2,200
2018	2,200
2019	2,200
2020	917
$7,517

Product Warranties

The Company’s product warranty costs are part of its cost of sales based on associated material product costs, labor costs for technical support staff, and associated overhead. The products sold are generally covered by a warranty for a period of one year. As of December 31, 2016, the Company has set up a reserve for future warranty costs of $111,715. The Company’s past experience with warranty related costs was used as a basis for the reserve. Prior to December 31, 2015 the Company expensed warranty costs as incurred. The warranty expense incurred was $202,393 and $325,820 (including set up of $111,715 reserve) for the years ended December 31, 2016 and 2015, respectively.

In the normal course of business, the Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the Company’s bylaws contain similar indemnification obligations to the Company’s agents. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on the Company’s operating results, financial position, or cash flows.

Note 18 – LEGAL MATTERS

On December 30, 2012, a corporation filed an action against the Company in the United States courts claiming patent infringement. On March 8, 2013, the parties agreed to a settlement, with the Company admitting no wrongdoing, in the amount of $125,000. The settlement is to be paid over an 18-month period in equal installments of $7,500 with annual interest at a rate of 8%. The Company has accrued all liabilities related to this matter in the financial statements.

On June 4, 2015, a shareholder of the Company’s subsidiary filed a lawsuit to recover a loan of CAD$100,000 which was made on October 16, 2012 and was due on July 16, 2013 with accrued interest. A response to the claim was submitted on June 29, 2015. On August 13, 2015, a settlement was reached between both parties to pay the loan amount remaining plus interest, for a total of $119,700. In addition, the shareholder’s outstanding shares of DSG TAG were converted into 18,422 shares of common stock of DSG Global, Inc. on October 22, 2015. On February 16, 2016, a new agreement was reached after a breach of the settlement agreement dated August 13, 2015. DSG TAG defaulted on the settlement agreement and both parties agreed to new terms. The balance owing on February 16, 2106 was CAD$86,780 payable ratably over 16 months. The shareholder’s loan and accrued interest is appropriately recorded in these financial statements.

A Director of the Company, representing their company Adore Creative Agency Inc. (Adore), has filed a notice of default on March 31, 2016, in regard to the related party convertible note on the financial statements of DSG TAG. The note was issued in lieu of marketing services and has a maturity date of March 31, 2016. DSG TAG has countersued Adore for failure to provide services as obligated under the terms and agreement of the convertible note, and in addition for damages as a result.

On September 7, 2016, Chetu Inc. has filed a Complaint for Damage in Florida to recover unpaid invoice amount of $27,335 plus interest of $4,939. The invoice was not paid due to a dispute that DSG TAG did not think that vendor had delivered the service according to the agreement between the two parties.

On October 17, 2016, the Supreme Court of British Columbia made an order in relating to the above discussed lawsuit from a shareholder to recover a loan of CAD$100,000. DSG TAG was ordered to repay the remaining loan plus costs in the amount of $77,589 to the shareholder in 14 monthly payments of $5,500 each plus $589 at the 15th month, starting February 15, 2017.

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Note 19 – SUBSEQUENT EVENTS

Management has evaluated events subsequent to the year ended December 31, 2016 through April 28, 2017 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

On December 21, 2016, the Company entered into a convertible note agreement for the principal amount of $74,500. The terms are payable at the date of maturity, December 21, 2017, together with interest of 12% per annum. Interest will be accrued and payable at the time of promissory note repayment. The Holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of Common Stock at a conversion price equal to the lessor of (i) the closing sale price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Closing Date, and (ii) 50% of the lowest sale price for the Common Stock on the Principal Market during the twenty five (25) consecutive Trading Days immediately preceding the Conversion Date. As of December 31, 2016, this convertible note was still outstanding to be received. In January 2017, the funds from this note were received by the Company and the liability recorded.

On January 3, 2017, the Company entered into an investor relations agreement with Chesapeake Group Inc., to assist the Company in all phases of investor relations including broker/dealer relations. The contract will commence on January 3, 2017 and end on July 2, 2017. In consideration for the agreement, the Company is committed to providing 1,800,000 restricted common shares within 10 days of the agreement, plus an additional 450,000 restricted common shares representing a monthly fee of $3,750. These restricted common shares are to be issued in monthly installments of 75,000 restricted common shares on the 2 nd of each month beginning on February 2, 2017 and ending on July 2, 2017.

On January 18, 2017, the Company issued a convertible promissory note in the principal amount of $75,000. The terms are payable at the date of maturity, October 18, 2017, together with interest of 12% per annum. Interest will be accrued and payable at the time of promissory note repayment. The Holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of Common Stock at a conversion price equal to the lessor of (i) 60% multiplied by the lowest Trading Price (representing a discount rate of 40%) during the previous twenty five (25) Trading Day period ending on the latest complete Trading Day prior to the date of this Note and (ii) the Variable Conversion Price which means 50% multiplied by the lowest Trading Price (representing a discount rate of 50%) during the previous twenty five (25) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.

On March 15, 2017, the Company entered into a Securities Purchase Agreement, pursuant to which the Company agreed to issue 500,000 common shares of the Company at a price of $0.10 per share for aggregate consideration of $50,000.

On April 3, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The terms are payable at the date of maturity, October 3, 2017, together with interest of 10% per annum. Interest will be accrued and payable at the time of promissory note repayment. In connection with the issuance of this convertible promissory note, the Borrower shall issue 550,000 shares of common stock as a commitment fee provided, however, these shares must be returned if the Note is fully repaid and satisfied prior to the date which is 180 days following the issuance. The Holder shall have the right to convert all or any part of the outstanding and unpaid principal amount into fully paid and non-assessable shares of Common Stock at a conversion price equal to the lessor of (i) 55% multiplied by the lowest Trading Price (representing a discount rate of 45%) during the previous twenty five (25) Trading Day period ending on the latest complete Trading Day prior to the date of this Note and (ii) the Alternate Conversion Price which means 55% multiplied by the lowest Trading Price (representing a discount rate of 50%) during the previous twenty five (25) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.

On February 15, 2017, DSG TAG has signed an additional six-month extension on the current lease at 214-5455 152 nd Avenue, Surrey, BC V3S 5A5. The term will begin on February 1, 2017 and end on July 31, 2017.

Item 16 EXHIBITS

Exhibit Number	Exhibit Description	Filed Form	Exhibit	Filing Date	Herewith
3.1.1	Articles of Incorporation of the Registrant	SB-2	3.1	10-22-07

3.1.2	Certificate of Change of the Registrant	8-K	3.1	06-24-08

3.1.3	Articles of Merger of the Registrant	8-K	3.1	02-23-15

3.1.4	Certificate of Change of the Registrant	8-K	3.2	02-23-15

3.1.5	Certificate of Correction of the Registrant	8-K	3.3	02-23-15

3.2.1	Bylaws of the Registrant	SB-2	3.2	10-22-07

3.2.2	Amendment No. 1 to Bylaws of the Registrant	8-K	3.2	06-19-15

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4.1.2	DSG Global, Inc. 2015 Omnibus Incentive Plan	10-Q	10.3	11-13-15

5.1	Opinion of Counsel re: legality				X

10.1.1	Subscription Agreement / Debt Settlement, dated September 26, 2014, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.1	08-17-15

10.1.2	Addendum to Subscription Agreement / Debt Settlement, dated October 7, 2014, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.2	08-17-15

10.1.3	Second Addendum to Subscription Agreement / Debt Settlement, dated April 29, 2015, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.3	08-17-15

10.1.4	Third Addendum to Subscription Agreement / Debt Settlement, dated August 11, 2015, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.4	08-17-15

10.1.5	Letter from Westergaard Holdings Ltd., dated September 1, 2015, extending dates of redemption obligations.	8-K	10.1	09-08-15

10.1.6	Letter from Westergaard Holdings Ltd., dated November 10, 2015, extending dates of redemption obligations	10-Q	10.1	11-13-15

10.1.7	Letter fromWestergaard Holdings Ltd., dated December 31, 2015, extending dates of redemption obligations	8-K	10.1	03-09-16

10.2	Convertible Note of DSG TAG Systems Inc., dated March 31, 2015, payable to Adore Creative Agency, Inc.	8-K	10.5	08-14-15

10.3	Convertible Note Agreement, dated August 25, 2015, between the Registrant and Jerry Katell, Katell Productions, LLC and Katell Properties, LLC	10-Q	10.2	11-13-15

10.4	Agreement (TAG Touch) dated February 15, 2014 between DSG TAG Systems Inc. and DSG Canadian Manufacturing Corp.	8-K	10.1	05-06-15

10.5	Loan agreement, dated October 24, 2014 between DSG TAG Systems Inc. and A.Bosa & Co (Kootenay) Ltd.	10-K	10.5	04-28-17

10.6	Lease agreement (Modified), dated January 21, 2016 and February 1, 2016 between DSG TAG Systems Inc. and Benchmark Group	10-K	10.6	04-28-17

10.7	Loan agreement, dated February 11, 2016 between DSG TAG Systems Inc. and Jeremy Yaseniuk	10-K	10.7	04-28-17

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10.8	Loan agreement, dated March 31, 2016 between DSG TAG Systems Inc. and E. Gary Risler	10-K	10.8	04-28-17

10.9	Equity Financing Agreement dated July 27, 2017 between DSG Global, Inc. and GHS Investments, LLC				X

21	List of Subsidiary:

21.1	DSG Tag Systems Inc. (Nevada) (100%)

21.2	DSG Tag Systems International Ltd. (United Kingdom) (100%)

23.1	Consent of Lichter Yu				X

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on January 17, 2018 .

DSG Global, Inc.

By:	/s/ Robert Silzer
Name:	Robert Silzer
Its:	Principal Executive Officer and Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
/s/ Robert Silzer	President, CEO, CFO, Principal Executive Officer, Principal Financial Officer, Secretary, Treasurer, Director	January 17, 2018
/s/ Stephen Johnson	Director	January 17, 2018
/s/ James Singerling	Director	January 17, 2018
/s/ Kenneth Marsh	Director	January 17, 2018
/s/Jason Sugarman	Director	January 17, 2018
/s/ Rupert Wainwright	Director	January 17, 2018

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